UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MERCK & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Richard T. Clark	Merck & Co., Inc.
Chief Executive Officer and President	One Merck Drive
P.O. Box 100
Whitehouse Station, NJ 08889-0100

March 9, 2006

Dear Stockholders:

It is my pleasure to invite you to Merck’s 2006 Annual Meeting of Stockholders. We will hold the meeting on Tuesday, April 25, 2006, at 2:00 p.m., in the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and give a report on the Company’s business operations. There will also be time for questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement provides information about Merck in addition to describing the business we will conduct at the meeting.

We hope you will be able to attend the Annual Meeting. If you need special assistance at the meeting, please contact the Company Secretary at the address above. Whether or not you expect to attend, please vote your shares using any of the following methods: vote by telephone or the Internet, as described in the instructions you receive; complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope; or vote in person at the meeting.

Sincerely,

Notice of Annual Meeting of Stockholders

April 25, 2006

To the Stockholders:

The stockholders of Merck & Co., Inc. will hold their Annual Meeting on Tuesday, April 25, 2006, at 2:00 p.m., in the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey. The purposes of the meeting are to:

•	elect twelve directors;

•	consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006;

•	consider and act upon a proposal to adopt the 2007 Incentive Stock Plan;

•	consider and act upon a proposal to adopt the 2006 Non-Employee Directors Stock Option Plan;

•	consider and act upon a stockholder proposal concerning stock option awards;

•	consider and act upon a stockholder proposal concerning non-director shareholder votes;

•	consider and act upon a stockholder proposal concerning an animal welfare policy report; and

•	transact such other business as may properly come before the meeting.

Only stockholders listed on the Company’s records at the close of business on February 24, 2006 are entitled to vote.

By order of the Board of Directors,

CELIA A. COLBERT

Vice President, Secretary and

Assistant General Counsel

March 9, 2006

(i)

Merck & Co., Inc.

P. O. Box 100

Whitehouse Station, New Jersey 08889-0100

(908) 423-1000

March 9, 2006

Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:	The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you were a stockholder at the close of business on February 24, 2006, the record date, and are entitled to vote at the meeting.

This proxy statement and 2005 annual report, along with either a proxy card or a voting instruction card, are being mailed to stockholders beginning March 9, 2006. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with Merck’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the “stockholder of record.” The proxy statement, annual report and proxy card have been sent directly to you by Merck.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy statement and annual report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

Q:	What is “householding” and how does it affect me?

A:	Merck has adopted the process called “householding” for mailing the annual report and proxy statement in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. Merck will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you promptly upon written or oral request. If you are a stockholder of record, you may contact us by writing to Merck Stockholder Services, P.O. Box 100, Whitehouse Station, NJ 08889-0100 or by calling our toll-free number 1-800-522-9114. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting Merck in the same manner.

If you are a beneficial owner, you can request additional copies of the proxy statement and annual report or you can request householding by notifying your broker, bank or nominee.

Q:	Can I access the proxy statement and annual report on the Internet instead of receiving paper copies?

A:	This proxy statement and the 2005 annual report are located on Merck’s web site. Most stockholders can access future proxy statements and annual reports on the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option by marking the appropriate box on your proxy card or by following the instructions if you vote by telephone or the Internet. If you choose to access future proxy statements and annual reports on the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address for those materials. Your choice will remain in effect until you advise us otherwise.

If you are a beneficial owner, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future proxy statements and annual reports on the Internet. Most beneficial owners who elect electronic access will receive an e-mail message next year containing the Internet address for access to the proxy statement and annual report.

Q:	What am I voting on?

A: •	Election of twelve directors: Mr. Richard T. Clark, Mr. Lawrence A. Bossidy, Dr. William G. Bowen, Dr. Johnnetta B. Cole, Mr. William B. Harrison, Jr., Dr. William N. Kelley, Ms. Rochelle B. Lazarus, Dr. Thomas E. Shenk, Ms. Anne M. Tatlock, Dr. Samuel O. Thier, Mr. Wendell P. Weeks and Mr. Peter C. Wendell;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2006;

•	Adoption of the 2007 Incentive Stock Plan;

•	Adoption of the 2006 Non-Employee Directors Stock Option Plan.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2006, FOR the adoption of the 2007 Incentive Stock Plan and FOR the adoption of the 2006 Non-Employee Directors Stock Option Plan.

You will also vote on the following stockholder proposals:

•	a proposal concerning stock option awards;

•	a proposal concerning non-director shareholder votes; and

•	a proposal concerning an animal welfare policy report.

The Board recommends a vote AGAINST the stockholder proposals.

Q:	What is the voting requirement to elect the directors and to approve each of the proposals?

A:

In the election of directors, the twelve persons receiving the highest number of affirmative votes will be elected. The proposals to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm and to approve the 2007 Incentive Stock Plan and 2006 Non-Employee Directors Stock Option Plan, and approval of the stockholder proposals each require the affirmative vote of a majority of the votes cast. If you are present or represented by proxy at the Annual Meeting and you abstain, your abstention, as well as broker non-votes, are not counted as votes cast on any matter to which they relate.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of Common Stock that you hold, except for the election of directors. Because you may cumulate your votes in the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the record date, multiplied by the number of directors to be elected.

Q:	How do I cumulate my votes in the election of directors?

A:	In connection with the cumulative voting feature for the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the record date, multiplied by the number of directors to be elected. You may cast all of your votes for a single nominee or apportion your votes among any two or more nominees. For example, when twelve directors are to be elected, a holder of 100 shares may cast 1,200 votes for a single nominee, apportion 100 votes to each of twelve nominees or apportion 1,200 votes in any other manner by so noting in the space provided on the proxy card. Beneficial owners should contact their broker, bank or nominee to cumulate votes for directors. The cumulative voting feature for the election of directors is also available by voting in person at the Annual Meeting; it is not available by telephone or the Internet.

You may withhold votes from any or all nominees. Except for the votes that stockholders of record withhold from any or all nominees, the persons named in the proxy card will vote such proxy FOR and, if necessary, will exercise their cumulative voting rights to elect the nominees as directors of the Company.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•	Proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors, the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2006, and the adoption of the 2007 Incentive Stock Plan and 2006 Non-Employee Directors Stock Option Plan and AGAINST the stockholder proposals on your behalf.

•	By telephone or the Internet. The telephone and Internet voting procedures established by Merck for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that these instructions have been properly recorded.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•	In person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Q:	What can I do if I change my mind after I vote my shares?

A:	If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to the Secretary of the Company;

•	submitting a new, proper proxy by telephone, Internet or paper ballot after the date of the revoked proxy; or

•	attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Q:	Who will count the vote?

A:	Representatives of IVS Associates, Inc. will tabulate the votes and act as inspectors of election.

Q:	What shares are included on the proxy card?

A:	The shares on your proxy card represent shares registered in your name as well as shares in the Merck Stock Investment Plan.

However, the proxy card does not include shares held for participants in the Merck & Co., Inc. Employee Savings and Security Plan, Merck & Co., Inc. Employee Stock Purchase and Savings Plan, Hubbard LLC Employee Savings Plan, Merck Puerto Rico Employee Savings and Security Plan, Merck Frosst Canada Inc. Stock Purchase Plan (“Merck Frosst Plan”), MSD Employee Share Ownership Plan and Merial 401(k) Savings Plan (“Merial Plan”). Instead, these participants will receive from plan trustees separate voting instruction cards covering these shares. If voting instructions are not received from participants in the Merck Frosst Plan, the plan trustee will vote the shares in accordance with the recommendations of the Board of Directors. If voting instructions are not received from participants in the Merial Plan, the plan trustee will vote the shares in the same proportion as it votes shares for which voting instructions are received. Trustees for the other plans will not vote shares for which no voting instructions are received from plan participants.

Q:	What constitutes a quorum?

A:	As of the record date, 2,194,429,444 shares of Merck Common Stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Q:	Who can attend the Annual Meeting?

A:

All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you and one guest. If you are a beneficial owner, you may request a ticket by writing to the Office of the Secretary, WS 3AB-05, Merck & Co., Inc., P.O. Box 100, Whitehouse Station, New Jersey 08889-0100 or by faxing your request to

908-735-1224. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays.

Q:	Are there any stockholders who own more than 5 percent of the Company’s shares?

A:	To the Company’s knowledge, no stockholder owns more than 5 percent of the Company’s shares.

Q:	When are the stockholder proposals due for the 2007 Annual Meeting?

A:	In order to be considered for inclusion in next year’s proxy statement, stockholder proposals must be submitted in writing to Celia A. Colbert, Vice President, Secretary and Assistant General Counsel, WS 3A-65, Merck & Co., Inc., One Merck Drive, Whitehouse Station, NJ 08889-0100 and received at this address by November 9, 2006.

If we receive notice after January 23, 2007 of a stockholder’s intent to present a proposal at the Company’s 2007 Annual Meeting, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

Q:	What happens if a nominee for director is unable to serve as a director?

A:	If any of the nominees becomes unavailable for election, which we do not expect, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

Q:	How much did this proxy solicitation cost?

A:	Georgeson Shareholder Communications, Inc. has been hired by the Company to assist in the distribution of proxy materials and solicitation of votes for $23,000, plus reasonable out-of-pocket expenses. Employees, officers and directors of the Company may also solicit proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of Common Stock.

Q:	How can I obtain the Company’s corporate governance information?

A:	The Merck home page is www.merck.com. You may also go directly to www.merck.com/about/corporategovernance for the following information which is available in print to any stockholder who requests it:

•	Restated Certificate of Incorporation of Merck & Co., Inc.

•	By-Laws of Merck & Co., Inc.

•	Policies of the Board—a statement of Merck’s corporate governance principles

•	Merck Board Committee Charters—Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Executive Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee

•	Stockholder Communications with the Board

•	Merck Code of Conduct—Our Values and Standards

1.    ELECTION OF DIRECTORS

Twelve directors are to be elected by stockholders at this Annual Meeting. In 2004, stockholders approved an amendment to the Company’s Restated Certificate of Incorporation that eliminated the Company’s staggered Board and reinstated the annual election of directors. Accordingly, all directors will stand for election in 2006 and be elected for one-year terms.

The Board has recommended as nominees for election Mr. Richard T. Clark, Mr. Lawrence A. Bossidy, Dr. William G. Bowen, Dr. Johnnetta B. Cole, Mr. William B. Harrison, Jr., Dr. William N. Kelley, Ms. Rochelle B. Lazarus, Dr. Thomas E. Shenk, Ms. Anne M. Tatlock, Dr. Samuel O. Thier, Mr. Wendell P. Weeks and Mr. Peter C. Wendell. Mr. Clark was elected to the Board effective May 4, 2005 to serve until this Annual Meeting and to stand for election by stockholders at the meeting. All other candidates have previously been elected by stockholders and are standing for re-election for a one-year term expiring at the 2007 Annual Meeting of Stockholders. Mr. Raymond V. Gilmartin resigned from the Board effective May 4, 2005. Dr. William G. Bowen has reached the retirement age for directors set forth in the Policies of the Board and ordinarily would not stand for re-election at the 2006 Annual Meeting of Stockholders. However, in view of the critical nature of the Special Committee’s work that is expected to continue and conclude in 2006 and Dr. Bowen’s leadership and contribution to the Special Committee as its Chairperson, the Board concluded that it would be appropriate to ask Dr. Bowen to stand for election by shareholders for one additional one-year term. Information on the nominees follows.

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Nominees for Director

Richard T. Clark Age—59 2005	Director, Chief Executive Officer and President (since May 2005), President, Merck Manufacturing Division (June 2003-May 2005) of the Company; Chairman, President (January 2000-December 2002) and Chief Executive Officer (January 2003-June 2003), Medco Health Solutions, Inc., formerly a wholly-owned subsidiary of the Company

Lawrence A. Bossidy Age—70 1992

Retired; Chairman (July 2001 to June 2002), Chief Executive Officer (July 2001 to February 2002), Honeywell International Inc.

Director, J.P. Morgan Chase & Co. and Berkshire Hills Bancorp, Inc.; Member, The Business Council and The Business Roundtable

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

William G. Bowen, Ph.D. Age—72 1986

President, The Andrew W. Mellon Foundation (philanthropic foundation) for more than five years

Director, American Express Company; Member, Board of Overseers, Teachers Insurance and Annuity Association of America-College Retirement Equities Fund; Chair, Board of Trustees, Ithaka (a non-profit information technology organization)

Johnnetta B. Cole, Ph.D. Age—69 1994

President, Bennett College for Women since July 2002; Presidential Distinguished Professor, Emory University (September 1998 through August 2001)

Director, America’s Promise; Fellow, American Academy of Arts and Sciences and American Anthropological Association; Member, Council on Foreign Relations and National Council of Negro Women; Chair, Board of Trustees, United Way of America; Trustee, The Carter Center

William B. Harrison, Jr. Age—62 1999

Chairman of the Board (since December 31, 2005), prior to which he was Chairman and Chief Executive Officer (from November 2001), President and Chief Executive Officer (December 2000 to November 2001), J.P. Morgan Chase & Co. (financial services)

Member, The Business Council, The Financial Services Forum, The Financial Services Roundtable and The Institute of International Economics

William N. Kelley, M.D. Age—66 1992

Professor of Medicine, Biochemistry and Biophysics, University of Pennsylvania School of Medicine for more than five years

Director, Advanced Bio-Surfaces, Inc., Beckman Coulter, Inc., GenVec, Inc. and Polymedix, Inc.; Fellow, American Academy of Arts and Sciences; Master, American College of Physicians and American College of Rheumatology; Member, American Philosophical Society and Institute of Medicine of the National Academy of Sciences; Trustee, Emory University

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Rochelle B. Lazarus Age—58 2004

Chairman and Chief Executive Officer, Ogilvy & Mather Worldwide (advertising and marketing communication company) for more than five years

Director, General Electric, New York Presbyterian Hospital, American Museum of Natural History and World Wildlife Fund; Member, Advertising Education Foundation and Board of Overseers, Columbia Business School

Thomas E. Shenk, Ph.D. Age—59 2001

Elkins Professor (since 1984) and Chairman (1996-2004), Department of Molecular Biology, Princeton University

Director, Cell Genesys, Inc. and CV Therapeutics, Inc.; Fellow, American Academy of Arts and Sciences; Member, American Academy of Microbiology and National Academy of Sciences and its Institute of Medicine

Anne M. Tatlock Age—66 2000

Chairman (since June 2000) and Chief Executive Officer (since September 1999), Fiduciary Trust Company International (global asset management services)

Director, Fortune Brands, Inc. and Franklin Resources, Inc.; Trustee, American Ballet Theatre Foundation, The Andrew W. Mellon Foundation, The Conference Board, Howard Hughes Medical Institute, The Mayo Foundation, Teagle Foundation, Vassar College and The World Trade Center Memorial Foundation

Samuel O. Thier, M.D. Age—68 1994

Professor of Medicine and Professor of Health Care Policy, Harvard Medical School since 1994; President (April 1997 through December 2002) and Chief Executive Officer (July 1996 through December 2002), Partners HealthCare System, Inc.

Director, Charles River Laboratories, Inc., The Commonwealth Fund and Federal Reserve Bank of Boston; Fellow, American Academy of Arts and Sciences; Master, American College of Physicians; Member, Board of Overseers, Teachers Insurance and Annuity Association of America-College Retirement Equities Fund and Cornell University Medical College

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Wendell P. Weeks Age—46 2004

President (since April 2002) and Chief Executive Officer (since April 2005), Chief Operating Officer (April 2002-April 2005), President, Optical Communications (2001 to 2002) and Executive Vice President, Optical Communications (1999 to 2001), Corning Incorporated (technology company in the telecommunications, information display and advanced materials industries)

Director, Corning Incorporated

Peter C. Wendell Age—55 2003

Managing Director, Sierra Ventures (technology-oriented venture capital firm) for more than five years; Chairman, Princeton University Investment Co. since 2002

Charter Trustee, Princeton University; Faculty, Stanford University Graduate School of Business

Independence of Directors

The Board of Directors has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits—or has the potential to impair or inhibit—a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders. In determining whether a material relationship exists, the Board considers, for example, the sales or charitable contributions between Merck and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder) and whether a director is a current or former employee of the Company. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of the New York Stock Exchange as in effect from time to time. The Committee on Corporate Governance reviews the Board’s approach to determining director independence periodically and recommends changes as appropriate for consideration and approval by the full Board.

Consistent with these considerations, the Board has reviewed all relationships between the Company and the members of the Board and affirmatively has determined that all directors are independent directors except Mr. Clark, who is a Company employee.

•	The chart below lists relationships that exist between the Company and other organizations the Directors serve. It also describes the basis for the Board’s determination that the Director is independent. Although service as a director of another company alone is not a material relationship that would impair a director’s independence, those relationships have been reviewed and are set forth below.

Key to Chart:

A    - Sales to and purchases from the other organization (i) amount to less than the greater of $1 million or 2% of that organization’s consolidated gross revenues during each of 2005, 2004 and 2003; and (ii) during all relevant years were not of an amount or nature to impede the exercise of independent judgment.

B    - Merck (including The Merck Company Foundation) contributed less than the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues during each of 2005, 2004 and 2003. Moreover, contributions during all relevant years were not of an amount or nature to impede exercise of independent judgment.

Director	Relationships Considered	Determination • Basis

Lawrence A. Bossidy	Director, J.P. Morgan Chase & Co.	Independent • A

William G. Bowen	Director, American Express Company	Independent • A

Johnnetta B. Cole	President, Bennett College for Women • Bennett College is one of the consortium of 39 private colleges and universities that constitute the United Negro College Fund.

Independent

•         B

Merck (including The Merck Company Foundation) contributed less than 2 percent (or $1 million, whichever is greater) of consolidated gross revenues in the aggregate to the UNCF and to Bennett College during each of 2005, 2004 and 2003.

Director	Relationships Considered	Determination • Basis
	• Raymond V. Gilmartin (former Chairman, President and CEO of the Company) became Chairman of UNCF in March 2004.	• Mr. Gilmartin’s position with UNCF is not of a nature to impede exercise of independent judgment by Dr. Cole.

Chair of the Board of Trustees of United Way of America

•          The United Way movement includes approximately 1,400 community-based United Way organizations. Each is independent, separately incorporated, and governed by local volunteers. United Way of America is the national organization for the United Ways.

•          B; Merck generally acts in an agency capacity for employees who direct contributions, including Merck matching contributions, to United Way organizations. Actual amounts were passed on to United Way agencies and other charitable organizations.

	Trustee, The Carter Center	• B

William B. Harrison, Jr.	Chairman and Chief Executive Officer, J.P. Morgan Chase & Co.	Independent • A

	Member, Institute of International Economics	• B

William N. Kelley	Professor of Medicine, Biochemistry and Biophysics, University of Pennsylvania School of Medicine	Independent • B

	Director, Beckman Coulter, Inc.	• A

	Director, Advanced Bio-Surfaces, Inc.	• A

	Trustee, Emory University	• B

Rochelle B. Lazarus Audit Committee Member	Chairman and Chief Executive Officer, Ogilvy & Mather Worldwide	Independent • A

	Director, General Electric	• A

	Director, New York Presbyterian Hospital	• A

	Director, American Museum of Natural History	• B

	Member, Board of Overseers, Columbia Business School	• B

	Trustee, Smith College	• B

Thomas E. Shenk Audit Committee Member	Elkins Professor, Department of Molecular Biology, Princeton University	Independent • B

Director	Relationships Considered	Determination • Basis
Anne M. Tatlock

Chairman and Chief Executive Officer, Fiduciary Trust Company International

•          In 2005, 2004 and 2003, Ms. Tatlock was the investment manager for certain customer accounts at Fiduciary Trust Company International. Those accounts may, at times, hold shares of Merck Common Stock. However, Ms. Tatlock has divested all voting and/or investment power over any shares of Merck Common Stock held in those accounts during those years and she disclaims beneficial ownership of any such shares.

Independent

•          Arrangement whereby Fiduciary Trust Company maintains certain customer accounts that may, at times, hold shares of Merck Common Stock does not constitute a material relationship between this entity and Merck or between Ms. Tatlock and Merck.

	Director, Fortune Brands, Inc.	• A

	Trustee, Howard Hughes Medical Institute	• B

	Trustee, The Mayo Foundation	• B

	Trustee, Vassar College	• B

Samuel O. Thier	Professor of Medicine and Professor of Health Care Policy, Harvard Medical School	Independent • B

	Director, Charles River Laboratories, Inc.	• A

	Trustee, Cornell University	• B

Wendell P. Weeks Audit Committee Member	President and Chief Executive Officer, Corning Incorporated	Independent • A

Peter C. Wendell Audit Committee Member	Charter Trustee, Princeton University	Independent • B

	Faculty, Stanford University Graduate School of Business	• B

Relationships with Outside Firms

Mr. William B. Harrison, Jr. is a director of the Company and in 2005 was the Chairman and Chief Executive Officer of J.P. Morgan Chase & Co., which provided financial advisory, commercial and investment banking services to the Company during 2005.

Ms. Anne M. Tatlock is a director of the Company and in 2005 was the investment manager for certain customer accounts at Fiduciary Trust Company International. Those accounts may, at times, hold shares of Merck Common Stock. However, Ms. Tatlock has divested all voting and/or investment power over any shares of Merck Common Stock held in those accounts and she disclaims beneficial ownership of any such shares.

Dr. Johnnetta B. Cole is a director of the Company and in 2005 was the Chair of the Board of Trustees of United Way of America. The Company, its affiliates and employees contribute to various United Way organizations.

Ms. Rochelle B. Lazarus is a director of the Company and in 2005 was the Chairman and Chief Executive Officer of Ogilvy & Mather Worldwide. The Company has retained Ogilvy & Mather to provide advertising services in the past, including in 2005.

Board Committees

The Board of Directors has seven standing committees: Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Executive Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee. In addition, the Board from time to time establishes special purpose committees. As announced on December 7, 2004, the Board appointed a Special Committee to review the Company’s actions prior to its voluntary withdrawal of VIOXX, to act for the Board in responding to shareholder litigation matters related to the withdrawal of VIOXX and to advise the Board with respect to any action that should be taken as a result of the review. Dr. William G. Bowen chairs this Special Committee. Other Committee members are Mr. Lawrence A. Bossidy, Dr. William N. Kelley, Ms. Rochelle B. Lazarus, Dr. Samuel O. Thier and Mr. Peter C. Wendell.

Members of the individual standing committees are named below:

Audit	Corporate Governance	Compensation and Benefits	Executive	Finance	Public Policy and Social Responsibility	Research
R.B. Lazarus	L. A. Bossidy	L. A. Bossidy(*)	L. A. Bossidy (*)	J. B. Cole	W. G. Bowen	W. N. Kelley(*)
T.E. Shenk	W. G. Bowen (*)	W. G. Bowen	W. G. Bowen	A. M. Tatlock (*)	J. B. Cole	T. E. Shenk
W. P. Weeks	W. N. Kelley	J. B. Cole	S. O. Thier	W. P. Weeks	W. B. Harrison, Jr.	S. O. Thier
P. C. Wendell(*)	A. M. Tatlock	W. N. Kelley			T. E. Shenk	P. C. Wendell
	S. O. Thier				S. O. Thier (*)

(*)	Chairperson

The Audit Committee, which is comprised of independent directors, is governed by a Board-approved charter that contains, among other things, the Committee’s membership requirements and responsibilities. The Audit Committee oversees the Company’s accounting, financial reporting process, internal controls and audits, and consults with management, the internal auditors and the independent registered public accounting firm (the independent auditors) on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent auditors. It maintains direct responsibility for the compensation, termination and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Committee also monitors compliance with the Foreign Corrupt Practices Act and the Company’s policies on ethical business practices and reports on these items to the Board. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors, which are described beginning on page 40 of this proxy statement. Further, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, which are described under “Stockholder Communications with the Board” on page 16 of this proxy statement. The Audit Committee’s Report is included on page 40 of this proxy statement and the Committee Charter is included in Appendix A and is available on the Company’s website and in print to any stockholder who requests it.

Financial Expert on Audit Committee:    The Board has determined that Mr. Peter C. Wendell, who currently is the Managing Director of Sierra Ventures, is the Audit Committee financial expert. The Board made a qualitative assessment of Mr. Wendell’s level of knowledge and experience based on a number of factors, including his formal education and experience as chief financial officer of Sierra Ventures for eight years.

The Committee on Corporate Governance, which is comprised of independent directors, considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance of the Company. As part of its duties, the Committee assesses the size, structure and composition of the Board and Board committees, coordinates evaluation of Board performance and reviews Board compensation.

The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search companies. To be considered for membership on the Board, a candidate must meet the following criteria, which are also set forth in the Policies of the Board: (a) be of proven integrity with a record of substantial achievement; (b) have demonstrated ability and sound judgment that usually will be based on broad experience; (c) be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual stockholder meetings; (d) possess a judicious and critical temperament that will enable objective appraisal of management’s plans and programs; and (e) be committed to building sound, long-term Company growth. Evaluation of candidates occurs on the basis of materials submitted by or on behalf of the candidate. If a candidate continues to be of interest, additional information about her/him is obtained through inquiries to various sources and, if warranted, interviews.

A stockholder may recommend a person as a nominee for director by writing to the Secretary of the Company. Recommendations must be received by December 26, 2006 in order for a candidate to be considered for election at the 2007 Annual Meeting. As set forth in the Company’s By-Laws, each notice of nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. All the director nominees named in this proxy statement met the Board’s criteria for membership and were recommended by the Committee on Corporate Governance for election by stockholders at this Annual Meeting.

All nominees for election at this Annual Meeting, except Mr. Richard T. Clark, were previously elected by stockholders. Mr. Clark, a new candidate for election by stockholders, joined the Board in May 2005.

The Committee on Corporate Governance Charter, the Company’s By-Laws and the Policies of the Board, which are the Company’s corporate governance guidelines, are available on the Company’s website and in print to any stockholder who requests them.

The Compensation and Benefits Committee, which is comprised of independent directors, consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans. It has responsibility for compensation generally, executive officer salaries, bonus awards and long-term incentive grants, special awards, and supplemental compensation and, except on matters involving the Chief Executive Officer, it makes recommendations to the Board. The Committee makes recommendations on organization, succession, the election of officers, consultantships and similar matters where Board approval is required. It also administers the Company’s Executive Incentive Plan, Base Salary Deferral Plan, Deferral

Program and Incentive Stock Plan and appoints and monitors the Management Pension Investment Committee. The Compensation and Benefits Committee Report on Executive Compensation is included on page 20 of this proxy statement and the Committee Charter is available on the Company’s website and in print to any stockholder who requests it.

The Executive Committee, which is comprised of independent directors, acts for the Board of Directors when formal Board action is required between meetings in connection with matters already approved in principle by the full Board or to fulfill the formal duties of the Board. In 2005, the Board restructured the Executive Committee to collectively perform the duties of a chairman of the board and also to provide assistance to Richard T. Clark as he transitions to his new role as Merck’s Chief Executive Officer and President. This new structure is expected to be in place for one to two years. The Executive Committee Charter is available on the Company’s website and in print to any stockholder who requests it.

The Finance Committee, which is comprised of independent directors, considers and makes recommendations on matters related to the financial affairs and policies of the Company, including capital structure issues, dividend policy, investment and debt policies, asset and portfolio management and financial transactions, as necessary. The Finance Committee Charter is available on the Company’s website and in print to any stockholder who requests it.

The Committee on Public Policy and Social Responsibility, which is comprised of independent directors, advises the Board of Directors and management on Company policies and practices that pertain to the Company’s responsibilities as a global corporate citizen, its obligations as a pharmaceutical company whose products and services affect health and quality of life around the world, and its commitment to high standards of ethics and integrity. It reviews social, political and economic trends that affect the Company’s business; reviews the positions and strategies that the Company pursues to influence public policy; monitors and evaluates the Company’s corporate citizenship programs and activities; and reviews legislative, regulatory, privacy and other matters that could impact the Company’s stockholders, customers, employees and communities in which it operates. The Committee on Public Policy and Social Responsibility Charter is available on the Company’s website and in print to any stockholder who requests it.

The Research Committee, which is comprised of independent directors, assists the Board in its oversight of matters pertaining to the Company’s strategies and operations for the research and development of pharmaceutical products and vaccines. The Committee identifies areas and activities that are critical to the success of the Company’s drug and vaccine discovery, development and licensing efforts, as well as evaluates the effectiveness of the Company’s drug and vaccine discovery, development and licensing strategies and operations. The Committee also keeps the Board apprised of this evaluation process and findings and makes appropriate recommendations to the President of Merck Research Laboratories and to the Board on modifications of strategies and operations. The Research Committee Charter is available on the Company’s website and in print to any stockholder who requests it.

Compensation Committee Interlocks and Insider Participation

Mr. Lawrence A. Bossidy, Dr. William G. Bowen, Dr. Johnnetta B. Cole and Dr. William N. Kelley served on the Compensation and Benefits Committee during 2005. There were no Compensation and Benefits Committee interlocks or insider (employee) participation during 2005.

Board and Board Committee Meetings

In 2005, the Board of Directors met 11 times. Board committees met as follows during 2005: Compensation and Benefits Committee, eight times; Executive Committee, seven times; Committee on Corporate Governance, six times; Research Committee, five times; Audit Committee, four times; Finance Committee, three times. No meetings of the Committee on Public Policy and Social Responsibility were held during 2005. All directors attended at least 75 percent of the meetings of the Board and of the committees on which they served.

Under the Policies of the Board, directors are expected to attend regular Board meetings, Board committee meetings and annual stockholder meetings. All of the Company’s twelve directors, who then comprised the Board, attended the 2005 Annual Meeting of Stockholders.

Non-management directors met in seven executive sessions in 2005. Either Mr. Bossidy or Dr. Bowen presided over such executive sessions based on the topic of the meeting.

Stockholder Communications with the Board

Stockholders who wish to do so may communicate directly with the Board, or specified individual directors, by writing to the following address: Board of Directors, Merck & Co., Inc., P.O. Box 1150, Whitehouse Station, NJ 08889. Further information on communications to the Board can be found on the Company’s website at www.merck.com/about/corporategovernance.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Merck Code of Conduct—Our Values and Standards, which is also available on the Company’s website noted above.

Board’s Role in Strategic Planning

The Board of Directors has the legal responsibility for overseeing the affairs of the Company and, thus, an obligation to keep informed about the Company’s business and strategies. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independently its decision-making authority on matters of importance to the Company. Acting as a full Board and through the Board’s seven standing committees (Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Executive Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee), the Board is fully involved in the Company’s strategic planning process.

Each year, typically in the summer, senior management sets aside a specific period to develop, discuss and refine the Company’s long-range operating plan and overall corporate strategy. Strategic areas of importance include basic research and clinical development, global marketing and sales, manufacturing strategy, capability and capacity, and the public and political environments that affect the Company’s business and operations. Specific operating priorities are developed to effectuate the Company’s long-range plan. Some of the priorities are short-term in focus; others are based on longer-term planning horizons. Senior management reviews the conclusions reached at its summer meeting with the Board at an extended meeting that usually occurs in the fall. This meeting is focused on corporate strategy and involves both management presentations and input from the Board regarding the assumptions, priorities and strategies that will form the basis for management’s operating plans and strategies.

At subsequent Board meetings, the Board continues to substantively review the Company’s progress against its strategic plans and to exercise oversight and decision-making authority regarding strategic areas of importance and associated funding authorizations. For example, the Board typically reviews the Company’s overall annual performance at a meeting in the fall and considers the following year’s operating budget and capital plan in December. The Board at its February meeting usually finalizes specific criteria against which the Company’s performance will be evaluated for that year. In addition, Board meetings held throughout the year target specific strategies (for example, basic research) and critical areas (for example, U.S. healthcare public policy issues) for extended, focused Board input and discussion.

The role that the Board plays is inextricably linked to the development and review of the Company’s strategic plan. Through these procedures, the Board, consistent with good corporate governance, encourages the long-term success of the Company by exercising sound and independent business judgment on the strategic issues that are important to the Company’s business.

Compensation of Directors

As described more fully below, this chart summarizes the annual cash compensation for the Company’s non-employee directors during 2005. In addition, each non-employee director received a non-qualified stock option to purchase 5,000 shares of Merck Common Stock. Beyond these and the other standard arrangements described below, no other cash compensation—such as consulting fees—was paid to any such director.

The chart below shows the amount of fees paid during 2005.

2005 Non-Employee Director Cash Retainers and Meeting Fees

Director	Annual Director Retainer	Annual Committee Chair Retainers	Annual Audit/Executive Committee Member Retainer	Meeting Fees	Total
Lawrence A. Bossidy	$45,000	$39,167	$—	$54,000	$138,167
William G. Bowen	45,000	10,000	14,583	54,000	123,583
Johnnetta B. Cole	45,000	—	—	25,200	70,200
William B. Harrison, Jr.	45,000	—	—	13,200	58,200
William N. Kelley	45,000	7,917	—	50,400	103,317
Rochelle B. Lazarus	45,000	—	3,750	27,600	76,350
Thomas E. Shenk	45,000	—	5,000	24,000	74,000
Anne M. Tatlock	45,000	5,000	—	22,800	72,800
Samuel O. Thier	45,000	5,000	15,833	51,600	117,433
Wendell P. Weeks	45,000	—	5,000	19,200	69,200
Peter C. Wendell	45,000	15,000	—	38,400	98,400

Each director who is not a Company employee is compensated for services as a director by an annual retainer of $45,000 and a meeting fee of $1,200 for each Board and committee meeting attended. The Chairperson of the Executive Committee is compensated for such service by an annual retainer of $50,000, effective June 1, 2005; the Chairperson of the Audit Committee is compensated for such service by an annual retainer of $15,000; the Chairpersons of the Committee on Corporate Governance and Compensation and Benefits Committee are compensated for such services by an annual retainer of $10,000; the Chairperson of the Research Committee is compensated for such services by an annual retainer of $10,000, increased from $5,000 effective June 1, 2005; and the Chairpersons of the Finance Committee and the Committee on Public Policy and Social Responsibility are compensated for such services by an annual retainer of $5,000. In addition, each member of the Executive Committee (other than the Chairperson of the Executive Committee) is compensated for such service by an annual retainer of $25,000 and each member of the Audit Committee (other than the Chairperson of the Audit Committee) is compensated for such service by an annual retainer of $5,000. All annual retainers are paid in quarterly installments. A director who is a Company employee does not receive any compensation for service as a director. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ indemnity insurance policies. Directors are also eligible to participate in The Merck Company Foundation Matching Gift Program. The maximum gift total for a director participant in the Program is $30,000 in any calendar year.

Under the Merck & Co., Inc. Plan for Deferred Payment of Directors’ Compensation (“Plan for Deferred Payment of Directors’ Compensation”), each director may elect to defer all or a portion of cash compensation from retainers and meeting fees. Any amount so deferred is, at the director’s election, valued as if invested in any of the investment measures offered under the Merck & Co., Inc. Employee Savings and Security Plan, including the Company’s Common Stock, and is payable in cash in installments or as a lump sum on or after termination of service as a director. In addition to the compensation described above, on the first Friday following the Annual Meeting of Stockholders, each director receives a credit to his/her Merck Common Stock account under the Plan for Deferred Payment of Directors’ Compensation of an amount equal to the value of one-third of the annual cash retainer.

In 1996, the Retirement Plan for the Directors of Merck & Co., Inc. (the “Directors’ Retirement Plan”) (which excluded current or former employees of the Company) was discontinued for directors who joined the Board after December 31, 1995. Directors at the time of the change elected to either continue to accrue benefits under the Directors’ Retirement Plan or, in lieu of accruing benefits under the Directors’ Retirement Plan, receive additional compensation to be deferred in accordance with the terms of the Plan for Deferred Payment of Directors’ Compensation. Eligible directors who elected not to accrue additional retirement benefits under the Directors’ Retirement Plan will receive at retirement a pension benefit based on the amount of service accrued as of March 31, 1997. No current director is accruing a benefit under the Directors’ Retirement Plan.

Under the Non-Employee Directors Stock Option Plan adopted by stockholders in 2001 (the “2001 Non-Employee Directors Stock Option Plan”), on the first Friday following the Company’s Annual Meeting of Stockholders, non-employee directors each receive a non-qualified stock option to purchase 5,000 shares of Merck Common Stock. The options issued since April 2002 become exercisable in equal installments on the first, second and third anniversaries of the grant date. Options issued prior to April 2002 become exercisable five years from the grant date and all options expire ten years from the grant date. The exercise price of the options is the average of the high and low prices of the Company’s Common Stock on the grant date as quoted on the New York Stock Exchange. The exercise price is payable in cash at the time the stock options are exercised. In addition, the 2001 Non-Employee Directors Stock Option Plan and the prior plans, the 1996 Non-Employee Directors Stock Option Plan and the Non-Employee Directors Stock Option Plan, allow directors under certain circumstances to transfer stock options to members of their immediate family, family partnerships and family trusts. The 2001 Non-Employee Directors Stock Option Plan expired December 31, 2005. A new plan, the 2006 Non-Employee Directors Stock Option Plan, will be presented for adoption by stockholders at this Annual Meeting (see page 48).

Stock ownership guidelines for directors are set forth in the Policies of the Board, which are available on the Company’s website. A target ownership level of 5,000 shares is to be achieved by each director within five years of joining the Board or as soon thereafter as practicable. Shares held in the Merck Common Stock account under the Plan for Deferred Payment of Directors’ Compensation are included in the target goal.

Security Ownership of Certain Beneficial Owners and Management

The table below reflects the number of shares beneficially owned by (a) each director and nominee for director of the Company; (b) each executive officer of the Company named in the Summary Compensation Table (“Named Executive Officers”); and (c) all directors, nominees and executive officers as a group. To the Company’s knowledge, no person or group owns more than 5 percent of the outstanding shares of Merck Common Stock. Unless otherwise noted, the information is stated as of December 31, 2005 and the beneficial owners exercise sole voting and/or investment power over their shares.

	Company Common Stock
Name of Beneficial Owner	Shares Owned (a)		Right to Acquire Beneficial Ownership Under Options Exercisable Within 60 Days	Percent of Class
Richard T. Clark	9,638		623,301	*
Raymond V. Gilmartin**	967,396	(b)(c)	3,203,969	*
Lawrence A. Bossidy	36,220		27,337	*
William G. Bowen	35,995	(c)	23,117	*
Johnnetta B. Cole	460		25,227	*
William B. Harrison, Jr.	1,400		15,732	*
William N. Kelley	3,055		27,337	*
Rochelle B. Lazarus	4,000	(c)	0	*
Thomas E. Shenk	1,000		10,457	*
Anne M. Tatlock	1,006	(c)	15,732	*
Samuel O. Thier	20		21,007	*
Wendell P. Weeks	200	(c)	1,666	*
Peter C. Wendell	2,500		1,666	*
Kenneth C. Frazier	27,410		613,859	*
Peter S. Kim	883		448,146	*
Judy C. Lewent	428,098		1,121,108	*
Per Wold-Olsen	180,164		993,675	*
All Directors and Executive Officers as a Group	1,860,598	(b)	10,762,232	*

(a)	Includes equivalent shares of Common Stock held by the Trustee of the Merck & Co., Inc. Employee Savings and Security Plan for the accounts of individuals as follows: Mr. Clark—2,638 shares, Mr. Gilmartin—9,332 shares, Mr. Frazier—1,561 shares, Dr. Kim—457 shares, Ms. Lewent—6,705 shares, Mr. Wold-Olsen—7,255 shares, and all directors and executive officers as a group—56,666 shares. Does not include phantom shares denominated in Merck Common Stock under the Plan for Deferred Payment of Directors’ Compensation or the Merck & Co., Inc. Deferral Program as follows: Mr. Gilmartin—134,636 shares, Mr. Bossidy—19,409 shares, Dr. Bowen—12,152 shares, Dr. Cole—9,225 shares, Mr. Harrison—10,060 shares, Dr. Kelley—28,592 shares, Ms. Lazarus—3,767 shares, Dr. Shenk—3,767 shares, Ms. Tatlock—11,540 shares, Dr. Thier—15,333 shares, Mr. Weeks—4,839 shares, Mr. Wendell—7,067 shares, and all directors and executive officers as a group—274,981 shares. Does not include restricted stock units denominated in Merck Common Stock under the 2004 Incentive Stock Plan as follows: Mr. Clark—67,125 shares, Mr. Frazier—70,583 shares, Dr. Kim—98,334 shares, Ms. Lewent—25,417 shares, Mr. Wold-Olsen—10,833 shares and all directors and executive officers as a group—516,034 shares.

(b)	Does not include shares of Common Stock held by family members in which beneficial ownership is disclaimed by the individuals as follows: Mr. Gilmartin—23,200 shares, and all directors and executive officers as a group—54,254 shares. Also excludes 23,335 shares beneficially held by a family limited partnership in a trust for the benefit of Mr. Gilmartin’s family; Mr. Gilmartin disclaims beneficial ownership in the trust of which his spouse is a trustee.

(c)	Includes shares of Common Stock in which the beneficial owners share voting and/or investment power as follows: 132,235 shares held by Mr. Gilmartin in a family limited partnership; 10,030 shares held by Dr. Bowen’s spouse and trusts for which he is a trustee; 1,700 shares held by Ms. Lazarus’ spouse and 300 shares held in a custodial account for Ms. Lazarus’ minor child; 606 shares held by Ms. Tatlock’s spouse and 100 shares held in a custodial account for Mr. Weeks’ minor child.

*	Less than 1 percent of the Company’s outstanding shares of Common Stock.

**	Mr. Gilmartin served as Chairman of the Board, President and Chief Executive Officer of the Company until May 4, 2005.

Compensation and Benefits Committee

Report on Executive Compensation

The Compensation and Benefits Committee of the Board (the “Committee”) approves compensation objectives and policies for all employees and sets compensation for the Company’s executive officers, including the Named Executive Officers.

The Committee is comprised entirely of independent directors.

Objectives and Policies

The Committee seeks to ensure that:

•	rewards are closely linked to Company-wide, division, area, team and individual performance;

•	the interests of the Company’s employees are aligned with those of its stockholders through potential stock ownership; and

•	compensation and benefits are set at levels that enable the Company to attract, retain and motivate the highly qualified employees necessary to achieve the Company’s objectives.

The Committee applies these objectives and policies through competitive base salaries and the broad and deep availability of performance-based cash bonuses and, within the total number of shares authorized by stockholders, stock-based incentive grants.

Further, consistent with the long-term focus inherent within the Company’s R&D-based pharmaceutical business, it is the policy of the Committee to make a high proportion of executive officer compensation dependent on long-term performance and on enhancing stockholder value.

The Company employs a formal system for developing measures of executive officer performance and for evaluating performance.

Total Compensation

Total compensation for executive officers comprises both short-term and longer-term elements. The short-term elements are base salary and bonus awards under the stockholder-approved Executive Incentive Plan (“EIP”). The longer-term elements are incentives such as stock-based grants under the stockholder-approved Incentive Stock Plan (“ISP”).

Comparisons of total compensation for individual executive officers are made within the healthcare industry by reference to peer pharmaceutical companies that participate in an industry compensation survey conducted by an independent consulting firm. In 2005, the companies participating in that survey other than Merck were Abbott Laboratories, Amgen, AstraZeneca, Bristol-Myers Squibb, GlaxoSmithKline, Hoffman-LaRoche,

Johnson & Johnson, Eli Lilly, Novartis, Pfizer, Sanofi-Aventis, Schering-Plough and Wyeth. However, since compensation practices differ globally and all of the Company’s executive officers are based in the United States, comparisons were made only in instances where the executives of such other companies were based in the United States or otherwise paid on a U.S. pay scale. The Committee also considers broader industry information that it judges to be appropriate.

Base Salary

Executive officer base salaries are based on job responsibilities and individual contribution, with reference to base salary levels of executives at the peer pharmaceutical companies.

Base salaries paid to executive officers are deductible for federal income tax purposes except to the extent that the executive is a covered employee under Section 162(m) of the Internal Revenue Code, the executive’s aggregate compensation which is subject to Section 162(m) exceeds $1 million, and the executive does not defer the excess under the Merck & Co., Inc. Deferral Program.

Bonus Awards

Bonus targets for executive officers are based on job responsibilities, with reference to the levels of total cash compensation (base salary plus bonus) of executives at the peer pharmaceutical companies.

The goal of the Committee is to pay actual bonuses at a level commensurate with performance against objectives. Individual bonus awards are determined with reference to Company-wide, division, area, team and individual goals, based on measures that permit comparisons with competitors’ performances, if appropriate, and internal targets set at the start of each fiscal year. For 2005, approximately 75 percent of the objectives were based on quantitative measures of performance. Company-wide performance measures covered the following operational, strategic and human resources areas:

•	The operational measures were earnings per share, sales revenue and return on operating assets compared to business plan performance targets set at the beginning of the year.

•	The strategic measures, underscoring the Company’s continued strong commitment to research, were accomplishments against scientific objectives and a financial evaluation of our development pipeline, and productivity improvements in manufacturing and business support processes.

•	The human resources measures referred to achievements in developing key talent and implementing organizational changes that will result in a more efficient, productive and high-performance workplace, and improvements in diversity and work environment.

In addition to Company-wide measures of performance, where appropriate, the Committee considers the performance of the division or area for which such executive has management responsibility and individual accomplishments.

The Company exceeded its Company-wide performance objectives in 2005 with respect to operating performance and manufacturing productivity improvements, and met research and human resources management objectives. In evaluating 2005 Company performance, the Committee used business plan performance targets for earnings per share, sales revenue and return on operating assets that had been set at the beginning of the year. Actual bonus awards varied by performance achieved according to division and individual accomplishments.

The Committee believes that executive officer bonus awards for 2005 were consistent with the level of accomplishment and appropriately reflected Company performance.

Bonuses paid to executive officers under the stockholder-approved Executive Incentive Plan are fully deductible for federal income tax purposes because they qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Long-Term Incentives

Long-term incentive (“LTI”) grants to executive officers are based on job responsibilities and potential for individual contribution, with reference to the levels of total direct compensation (total cash compensation plus the value of LTI) of executives at the peer pharmaceutical companies. The Committee also considers previous LTI grants. As with the determination of base salaries and bonus awards, the Committee exercises judgment and discretion in view of the above criteria and its general policies.

In 2004, the Company changed its LTI program to substitute performance share units (“PSUs”) and/or restricted stock units (“RSUs”) for a portion of stock options granted to certain employees. The new combination of stock-based incentives is intended to benefit stockholders by enabling the Company to better attract and retain top talent in a marketplace where such incentives are prevalent. Additionally, PSUs are designed to more closely align senior management rewards with the Company’s achievement of longer-term financial objectives that enhance stockholder value.

In 2005, the Company permitted eligible employees, on an individual basis, to elect between different proportions of stock options and RSUs (the proportion of PSUs for those eligible to receive PSUs was fixed at 25%). In 2004 and 2005, stock options were replaced with units on a 3-for-1 basis (options to share units). This replacement ratio took into account that the value of a PSU or RSU is greater than an option to purchase a share of stock because a unit represents the potential payout of a full share whereas a stock option provides the opportunity for financial gain based solely on the increase, if any, in stock price from grant date to exercise date.

Mr. Gilmartin received stock options and PSUs, thereby making his stock-based compensation dependent on the long-term appreciation of the Company’s stock price and on Company performance. Other senior management globally (about 240 employees), including Mr. Clark and all other executive officers, received stock options, PSUs and, if elected, RSUs, and certain other management employees received stock options and, if elected, RSUs. All other employees, except U.S.-based employees covered by collective bargaining agreements, were considered for stock options only.

Stock Options

Stock options provide for the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of stock option grants is set at fair market value on grant date. Under the stockholder-approved Incentive Stock Plan, the Company may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. The Company does not grant stock options with a so-called “reload” feature, nor does it loan funds to employees to enable them to exercise stock options. The Company’s long-term performance ultimately determines the value of stock options, since gains from stock option exercises are entirely dependent on the long-term appreciation of the Company’s stock price. Stock options granted since 2002 are exercisable in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date.

Share Units

PSU and RSU grants provide for the payout of shares of Merck Common Stock, generally in three years, if the recipient has met certain continued service requirements. The PSU payout is also contingent on the Company’s performance against a pre-set objective or set of objectives. The performance period for all PSUs granted to date is three years. The payout range is a number of shares equal to 0 percent to 200 percent of the number of target shares covered by the PSU grant. The Committee may adopt different performance measures for PSU grants from time to time, as it deems appropriate at the time of each grant. In recognition of the impact the Company’s voluntary withdrawal of VIOXX in 2004 had on the Company’s earnings per share as compared to the prior year, performance measures for PSUs granted in 2005 for the first year are based on the Company’s earnings per share against business plan. Moreover, the Committee retains the discretion to make mid-year adjustments to the EPS goals set forth above for items that could not be planned at grant time (e.g., matters related to expensing options, VIOXX or implications from the American Jobs Creation Act, etc.). Payouts depend on earnings per share growth compared to other leading healthcare companies for the second and third years of the three-year award period.

Additional information regarding PSUs is provided under “Long-Term Incentive Plans—Awards in Last Fiscal Year” on page 28.

The Company also grants RSUs to employees under special circumstances. Grants under its Leader Shares program are made from time to time to selected employees in connection with talent management objectives. The Company may also grant RSUs, as deemed appropriate, in new-hire situations.

2006 Program

In 2006, the Committee made two changes with respect to the LTI program. First, the Committee changed the replacement ratio to 4-for-1 to reflect a decrease over time in the value of an option relative to a share unit. Second, the Committee increased the LTI grant guidelines for executive officers and certain other management employees. This increase was made in order to ensure that the Company continues to offer competitive compensation and to be able attract, retain and motivate the highly qualified employees necessary to achieve the Company’s objectives. The guidelines continue to be expressed in shares (rather than financial value). The last time the Company reset the LTI grant guidelines was in 1999.

Impact of Voluntary Withdrawal of VIOXX

In September 2004, the Company announced the voluntary withdrawal of VIOXX, which significantly impacted the Company’s financial results. The Committee addressed the issue as it concerned incentives in effect for 2004 and to be put into effect in the future.

Bonus Awards

For 2005, the Committee changed certain growth measures that the Company has employed for cash bonus purposes. This is because the 2004 financial results reflected nine months of VIOXX sales and the impact of three months of foregone sales after VIOXX was withdrawn, thereby making 2004 inappropriate as the base year for setting 2005 incentives. In order to create appropriate incentives in the first year following the withdrawal of VIOXX, the Company used the same operating measures for cash bonus purposes for 2005 as it used for 2004 (earnings per share, sales revenue and return on operating assets); however, such measures were evaluated against business plan performance targets, as approved by the Board of Directors based on the Committee’s recommendation.

Performance Share Units

PSUs granted in early 2004, which use earnings per share growth compared to other leading healthcare companies during a three-year award period, were negatively affected by the Company’s voluntary withdrawal of VIOXX. The Committee did not make any adjustment to the measure used for future payouts associated with the outstanding PSU grants.

Future payouts associated with PSUs granted in early 2005 will depend on earnings per share evaluated against the Company’s business plan performance target for the first year and earnings per share growth compared to other leading healthcare companies for the second and third years of a three-year award period. The Committee believes that use of this measure, as indicated, appropriately aligns management incentives with stockholder interests.

Similar to PSUs granted in early 2004, PSUs granted in early 2006 use earnings per share growth compared to leading healthcare companies during a three-year period.

Stock Ownership Guidelines

The Committee expects the Chief Executive Officer and other senior management globally to hold Merck Common Stock in an amount representing a certain multiple of base salary. For the Chief Executive Officer, the multiple is ten; for Management Committee members, the multiple is five; and for other senior management, depending on level of position, the multiple is either two and one-half or one. The Committee further expects that, until such multiples are reached, employees covered by the guidelines hold a proportion of shares that may be purchased with the net gain from the exercise of stock options or that may be paid by the Company in connection with PSU and/or RSU grants, after deducting the exercise price (for stock options only), taxes and transaction costs. For the Chief Executive Officer, the proportion is 70 percent; for Management Committee members, the proportion is 60 percent; and for other senior management, depending on level of position, the proportion is either 50 percent or 40 percent.

Compensation of the Chief Executive Officers

Two individuals served as Chief Executive Officer (CEO) of the Company during non-overlapping periods in 2005.

Mr. Gilmartin served as President, CEO, and Chairman of the Board of Directors, until May 4, 2005. For the remainder of 2005, Mr. Gilmartin was a special advisor to the Executive Committee of the Board of Directors, providing expertise in the areas of global public policy, government affairs, regulatory affairs and charitable contributions.

Mr. Clark was appointed CEO and President, and member of the Board of Directors, effective May 4, 2005. Immediately prior to this appointment, Mr. Clark was President, Merck Manufacturing Division (MMD).

CEO compensation in 2005, including base salary, bonus awards and stock-based incentive grants, was determined within the same general framework established for all executive officers of the Company.

The Committee exercised its judgment and discretion in determining the level of each element of compensation, individually and in aggregate, for the CEOs in 2005.

Mr. Raymond V. Gilmartin

Mr. Gilmartin’s base salary was $1,600,008 in 2005, unchanged since March 1, 2003. Mr. Gilmartin received this base salary until March 2006 when he retires as an employee of the Company.

Mr. Gilmartin’s bonus award was $800,000 for 2005, compared to $1,375,000 for 2004. The award was determined in light of Company performance, as well as Mr. Gilmartin’s performance against his personal performance objectives, which were established by the Committee at the beginning of the performance year to support the achievement of the Company’s objectives. Mr. Gilmartin will not be eligible for a bonus for 2006, in accordance with his employment terms.

On February 25, 2005, Mr. Gilmartin was granted a non-qualified stock option to purchase 250,000 shares of Merck Common Stock at the exercise price of $31.84. Mr. Gilmartin was also granted a PSU covering 83,333 shares (at target) of Merck Common Stock. The size of Mr. Gilmartin’s PSU grant at target was determined by replacement of one-half of his historical grant level (a nonqualified stock option covering 500,000 shares) on a 3-for-1 basis (options to share units). Mr. Gilmartin will be eligible for a full payout of his 2004 PSU grant and a pro-rata payout of his 2005 PSU grant, based on months of service during the performance period applicable to such grant prior to his retirement. Mr. Gilmartin did not receive any LTI grants in early 2006, in accordance with his employment terms.

Following his retirement, the Company has agreed to provide Mr. Gilmartin:

•	office and secretary support, including off-site office space rental, secretary, office supplies, telephone, and small copier, for a period of seven years (to be reviewed annually thereafter);

•	travel reimbursement for expenses on behalf of Merck; and

•	financial counseling through 2006, with reimbursement up to a maximum of $12,500.

Mr. Richard T. Clark

Upon his appointment as CEO and President, Mr. Clark’s base salary was set at $1,100,004 and he was granted a non-qualified stock option to purchase 125,000 shares of Merck Common Stock at an exercise price of $34.70. Mr. Clark was also granted a PSU covering 22,500 shares (at target) and an RSU covering 22,500 shares of Merck Common Stock. These grants were in addition to grants that he received in early 2005 as President, MMD, which included a non-qualified stock option for 42,500 shares at an exercise price of $31.84, a PSU grant for 7,083 shares (at target) and an RSU grant for 7,083 shares. In early 2005, Mr. Clark was also granted an RSU covering 29,000 shares under the Leader Shares program described previously.

Mr. Clark’s bonus award was $1,300,000 for 2005, taking into account his time and performance level as CEO of the Company and, previously, President, MMD.

If Mr. Clark’s employment were to be terminated by the Company without cause and without a Change in Control, the Committee determined that he would be provided with salary continuation and target bonus for two years (or until Mr. Clark attains age 65, whichever is shorter). The salary continuation would be payable according to the Company’s normal payroll practices for its executive officers and the target bonus would be payable in a lump sum. Any severance pay would be contingent upon a release and other customary provisions. Change in Control benefits are as set forth in the Company’s Change in Control plan.

Compensation Analyses and Reviews

The Company periodically retains an outside compensation consultant to compare base salary and incentive compensation programs for the Company’s executive officers with those of other leading healthcare companies and leading industrial companies to ensure that they are appropriate to the Company’s objectives. The Committee exercises judgment and discretion in the information it reviews and the analyses it considers. In addition, the Committee itself retained an outside compensation consultant to independently advise the Committee on compensation objectives and policies for all employees and the setting of executive officer compensation.

Policy on Deductibility of Compensation

It is the Committee’s intention that executive officer compensation be fully deductible for federal income tax purposes, taking into account Section 162(m) of the Internal Revenue Code provided that other compensation objectives are met. All stock option, PSU and RSU grants to executive officers are made under the stockholder-approved Incentive Stock Plan. The gains from stock option exercise and the payment of shares in connection with PSU grants are fully deductible for federal income tax purposes because they qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (if granted within 90 days of the beginning of the performance period). The payment of shares associated with RSU grants is deductible except to the extent that an executive is a covered employee under Section 162(m) and the executive’s aggregate compensation which is subject to Section 162(m) exceeds $1 million.

Compensation and Benefits Committee

Lawrence A. Bossidy
Chairperson

William G. Bowen	Johnnetta B. Cole
William N. Kelley

Summary Compensation Table

The following table summarizes compensation earned in 2005, 2004 and 2003 by the Chief Executive Officer and the four other most highly paid individuals who were executive officers at the end of 2005 (collectively, “Named Executive Officers”).

Name and Principal Position	Year	Annual Compensation					Long-Term Compensation
		Salary ($)	Bonus ($)	Other Annual Compensation ($)			Awards				Payouts
							Restricted Stock Award(s) ($)		Securities Underlying Options/SARs (a) (#)		LTIP Payouts ($)	All Other Compensation ($)
Richard T. Clark Chief Executive Officer and President	2005 2004 2003	$917,733 541,674 493,338	$1,300,000 400,000 380,000	$	— — —		$1,932,923 410,699 3,365,000	(c) (d) (f)	167,500 51,250 480,499	(g)	— — —	$9,450 9,225 9,000	(e) (e) (e)

Raymond V. Gilmartin Chairman of the Board, President and Chief Executive Officer**	2005 2004 2003	1,600,008 1,600,008 1,583,340	800,000 1,375,000 1,375,000		— — —		— — —		250,000 250,000 527,495		— — —	9,450 9,225 9,000	(e) (e) (e)

Judy C. Lewent Executive Vice President and Chief Financial Officer	2005 2004 2003	788,500 750,000 720,000	750,000 625,000 615,000		— — —		398,750 621,049 —	(c) (d)	75,000 77,500 137,149		— — —	9,450 9,225 9,000	(e) (e) (e)

Peter S. Kim President, Merck Research Laboratories	2005 2004 2003	758,338 685,008 610,008	750,000 625,000 500,000		125,558 133,288 140,580	(b) (b) (b)	2,126,677 1,490,299 —	(c) (d)	100,000 100,000 210,998		— — —	9,450 9,225 9,000	(e) (e) (e)

Per Wold-Olsen President, Human Health Intercontinental	2005 2004 2003	651,254 615,004 585,004	680,000 580,000 550,000		— — —		— 520,850 —	(d)	97,500 65,000 137,149		— — —	9,450 9,225 9,000	(e) (e) (e)

Kenneth C. Frazier Senior Vice President and General Counsel	2005 2004 2003	644,170 607,500 570,000	650,000 475,000 450,000		— — —		1,629,548 911,760 —	(c) (d)	42,500 45,000 105,499		— — —	9,450 9,225 9,000	(e) (e) (e)

(a)	No stock appreciation rights were granted to the Named Executive Officers.

(b)	Includes $100,000 of principal on a $500,000 loan being forgiven over five years (see “Employment Contracts” on page 34 of this proxy statement).

(c)	The amounts reflect the value of restricted stock units awarded during the year under the 2004 Incentive Stock Plan on date of grant. Restricted stock units vest in three years and in the event of a change in control. Regular dividend equivalents are paid on the restricted stock units. At December 30, 2005, the number and dollar value of the aggregate restricted stock units for the Named Executive Officers were: Mr. Clark—58,583 shares, $1,863,525, Ms. Lewent—12,500 shares, $397,625; Dr. Kim—66,667 shares, $2,120,677; and Mr. Frazier—51,083 shares, $1,624,950. Mr. Gilmartin and Mr. Wold-Olsen were not awarded restricted stock units in 2005.

(d)	The amounts reflect the value of restricted stock units awarded during the year under the 2004 Incentive Stock Plan on date of grant. Restricted stock units vest in three years and in the event of a change in control. Regular dividend equivalents are paid on the restricted stock units. At December 31, 2004, the number and dollar value of the aggregate restricted stock units for the Named Executive Officers were: Mr. Clark—8,542 shares, $274,540; Ms. Lewent—12,917 shares, $415,152; Dr. Kim—31,667 shares, $1,017,777; Mr. Wold-Olsen—10,833 shares, $348,172 and Mr. Frazier—19,500 shares, $626,730. Mr. Gilmartin was not awarded restricted stock units in 2004.

(e)	Company contribution to the Merck & Co., Inc. Employee Savings and Security Plan.

(f)	The amount reflects the value of 125,000 restricted stock units of Medco Health Solutions, Inc. (Medco), formerly a wholly-owned subsidiary of the Company, awarded to Mr. Clark on August 18, 2003 by Medco in connection with his services as Chairman. The restricted stock units vested on October 18, 2004. No dividend equivalents were paid on the restricted stock units. At December 31, 2003, the 125,000 restricted stock units had a dollar value of $4,248,750.

(g)	Includes a stock option to acquire 375,000 shares of Medco Common Stock, issued to Mr. Clark by Medco on August 18, 2003 in connection with his services as Chairman of Medco in 2003. These options vested in their entirety on August 14, 2004, and have an exercise price of $26.92.

**	Mr. Gilmartin served as Chairman of the Board, President and Chief Executive Officer of the Company until May 4, 2005.

In addition to the items described in the Summary Compensation Table, the Company provides the Named Executive Officers with the following perquisites:

•	Reimbursement for financial counseling and tax preparation;

•	Value is taxable to executives

•	Limited use of Company plane, helicopter and limousine services for personal use;

•	Personal use of Company aircraft requires approval by the Chief Executive Officer

•	Value of limousine services for commutation is taxable to executive (other than the CEO)

•	Reimbursement for security alarm monitoring systems;

•	Physical examination by Company medical staff.

The aggregate value of these perquisites does not exceed $50,000 for any of the Named Executive Officers. With respect to the transportation services provided, values are calculated according to the aggregate incremental cost to the Company, based on variable costs for each trip. The Company does not provide gross-up payments for any taxes on any of the listed perquisites.

The Company does not provide the Named Executive Officers with any other perquisites such as split-dollar life insurance, reimbursement for legal counseling for personal matters, or tax reimbursement payments. The Company generally does not provide loans to employees, including its executives, other than with respect to certain relocation loans. As described elsewhere in this proxy statement, Dr. Kim does have a relocation loan that was made prior to the effective date of the prohibition of loans to executive officers under the Sarbanes-Oxley Act of 2002.

The following table provides information on stock options granted in 2005 to each of the Company’s Named Executive Officers and stock options granted to all employees as a group. The table also shows the hypothetical gains that would exist for the options at the end of their ten-year terms for the Named Executive Officers and for all employees as a group (assuming their options had ten-year terms) at assumed compound rates of stock appreciation of 5 percent and 10 percent. The actual future value of the options will depend on the market value of the Company’s Common Stock. All option exercise prices are based on fair market value on the date of grant.

Option/SAR Grants In Last Fiscal Year

	Individual Grants(a)
	Date of Grant	Number of Securities Underlying Options/ SARs Granted (#)	Percent of Total Options/ SARs Granted To Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (b)
Name						0%($)	5%($)	10%($)
Richard T. Clark	2/25/05	42,500	0.14%	$31.84	2/24/15	—	$851,020	$2,156,652
	5/5/05	125,000	0.42%	34.70	5/4/15	—	2,727,830	6,912,858
Raymond V. Gilmartin	2/25/05	250,000	0.84%	31.84	2/24/15	—	5,006,001	12,686,190
Judy C. Lewent	2/25/05	75,000	0.25%	31.84	2/24/15	—	1,501,800	3,805,857
Peter S. Kim	2/25/05	100,000	0.33%	31.84	2/24/15	—	2,002,400	5,074,476
Per Wold-Olsen	2/25/05	97,500	0.33%	31.84	2/24/15	—	1,952,340	4,947,614
Kenneth C. Frazier	2/25/05	42,500	0.14%	31.84	2/24/15	—	851,020	2,156,652

All Employees as a Group	(c)	29,870,690	100.00%	(c)	(c)	—	$594,875,313(d)	$1,507,530,841(d)

						0(%)($)	5(%)($)	10(%)($)
Total potential stock price appreciation from February 25, 2005 to February 24, 2015 for all stockholders at assumed rates of stock price appreciation(e)						—	$44,214,052,194	$112,047,089,153
Potential actual realizable value of options granted to all employees, assuming ten-year option terms, as a percentage of total potential stock price appreciation from February 25, 2005 to February 24, 2015 for all stockholders at assumed rates of stock price appreciation						—	1.35%	1.35%

(a)	Options granted under the ISP to the Company’s Named Executive Officers become exercisable in equal installments on the first, second and third anniversaries of the grant date and include a transferable stock option feature that allows the transfer of stock options to immediate family members, family partnerships and family trusts. The Company did not issue stock appreciation rights in 2005 to any of the Named Executive Officers.

(b)	These amounts, based on assumed appreciation rates of 0 percent, 5 percent and 10 percent rates, as prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

(c)	Options were granted under the ISP throughout 2005 with various vesting schedules and expiration dates through the year 2015. The average exercise price of all options granted to employees in 2005 is $31.6667.

(d)	No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders.

(e)	Based on a price of $31.84 on February 25, 2005, and a total of 2,208,052,404 shares of Merck Common Stock outstanding on February 28, 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/SAR Values

The following table shows the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in 2005 by the Company’s Named Executive Officers. The table also shows the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 2005 and the aggregate gains that would have been realized had these options been exercised on December 31, 2005, even though these options were not exercised and the unexercisable options could not have been exercised on December 31, 2005.

Name	Shares Acquired On Exercise (#)	Value Realized (a) ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In- The-Money Options/ SARs at FY-End (b) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard T. Clark	—	$0	556,885	326,508	$0	$0
Raymond V. Gilmartin	379,796	2,968,827	2,861,473	1,119,995	299,026	0
Judy C. Lewent	77,699	917,384	1,024,558	330,633	139,546	0
Peter S. Kim	—	0	311,146	368,875	0	0
Per Wold-Olsen	—	0	893,792	323,700	89,707	0
Kenneth C. Frazier	42,199	353,074	549,526	197,341	59,804	0

(a)	Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(b)	Market value of shares covered by in-the-money options on December 31, 2005 less option exercise price. Options are in-the-money if the market value of the shares covered by the options is greater than the option exercise price.

Long-Term Incentive Plans—Awards in Last Fiscal Year

	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name			Threshold (#)	Target (#)	Maximum (#)
Richard T. Clark	29,583	1/1/05—12/31/07	0	29,583	59,166
Raymond V. Gilmartin	83,333	1/1/05—12/31/07	0	83,333	166,666
Judy C. Lewent	12,500	1/1/05—12/31/07	0	12,500	25,000
Peter S. Kim	16,667	1/1/05—12/31/07	0	16,667	33,334
Per Wold-Olsen	10,833	1/1/05—12/31/07	0	10,833	21,666
Kenneth C. Frazier	7,083	1/1/05—12/31/07	0	7,083	14,166

Long-term incentive awards are denominated in PSUs, which are equivalent in value to Merck Common Stock. The final amount of the award depends on the Company’s earnings per share (“EPS”) growth compared to 11 other leading healthcare peer companies over a three-year period. The Company granted target awards to eligible executives at the beginning of the award period. In recognition of the impact the Company’s voluntary withdrawal of VIOXX in 2004 had on the Company’s earnings per share as compared to the prior year, the performance measure for the PSUs granted in 2005 for the first year is based on the Company’s earnings per share against business plan. Moreover, the Committee retains the discretion to make mid-year adjustments to the EPS goals set forth above for items that could not be planned at grant time (e.g., matters related to expensing options, VIOXX or implications from the American Jobs Creation Act.) During each other year of the award period, EPS growth will be calculated for the Company and each peer company. The companies will then be ranked by EPS growth, from one (highest) to 12. After the end of the award period, the rank of each company will be averaged for the three years, and that result will again be ranked from one to 12 to determine the final rank. The Company’s final rank is associated with a predetermined percentage to be applied to the target award. If the Company’s final rank is one, 200 percent of target will be paid. If the Company’s final rank is six, target will be paid. No amount will be paid if the Company’s final rank is lower than nine. If the number of peer companies is not 11, the range will be revised to retain a maximum percentage of 200 percent and a minimum of zero.

At the end of the award period, earned PSUs will be paid in the form of Merck Common Stock. Termination of employment prior to the end of the award period generally will cause forfeiture of the award, but special provisions apply if employment terminates due to death, retirement, separation, gross misconduct or following a change in control.

Equity Compensation Plan Information

The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of the close of business on December 31, 2005. The table does not include information about the equity plans proposed for stockholder approval or tax qualified plans such as the Merck & Co., Inc. Employee Savings and Security Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	247,925,430	(2)	$54.86	82,366,483
Equity compensation plans not approved by security holders (3)	—		—	—
Total	247,925,430		$54.86	82,366,483

(1)	Includes options to purchase shares of Company Common Stock and other rights under the following stockholder-approved plans: the 1991 Incentive Stock Plan, the 1996 Incentive Stock Plan, the 2001 Incentive Stock Plan, the 2004 Incentive Stock Plan, the Non-Employee Directors Stock Option Plan, the 1996 Non-Employee Directors Stock Option Plan and the 2001 Non-Employee Directors Stock Option Plan.

(2)	Excludes approximately 4,765,068 shares of restricted stock units and 2,044,484 performance share units (assuming maximum payouts) under the 2003 Incentive Stock Plan. Also excludes 435,696 shares of phantom stock deferred under the Merck & Co., Inc. Deferral Program. As of December 31, 2005, no additional shares were reserved under the Deferral Program. Beginning January 1, 2006, one-tenth of 1 percent of the outstanding shares of Merck Common Stock on the last business day of the preceding calendar year plus any shares authorized under the Deferral Program and the Executive Incentive Plan in previous years but not issued are reserved for future issuance. The actual amount of shares to be issued prospectively equals the amount participants elect to defer from payouts under the Company’s various incentive programs, such as the Executive Incentive Plan, into phantom stock, increased by the amount of dividends that would be paid on an equivalent number of shares of Merck Common Stock, divided by the market price of Merck Common Stock.

(3)	The table does not include information for equity compensation plans and options and other warrants and rights assumed by the Company in connection with mergers and acquisitions and pursuant to which there remain outstanding options or other warrants or rights (collectively, “Assumed Plans”), which include the following: Medco Containment Services, Inc. 1991 Class C Non-Qualified Stock Option Plan; Medical Marketing Group, Inc. 1991 Special Non-Qualified Stock Option Plan; Systemed, Inc. 1993 Employee Stock Option Plan; SIBIA Neurosciences, Inc. 1996 Equity Incentive Plan; Provantage Health Services, Inc. 1999 Stock Incentive Plan; Rosetta Inpharmatics, Inc. 1997 and 2000 Employee Stock Plans. A total of 2,235,675 shares of Merck Common Stock may be purchased under the Assumed Plans, at a weighted average exercise price of $15.69. No further grants may be made under any Assumed Plans.

Annual Benefits Payable Under Merck & Co., Inc. Retirement Plans

Annual benefits payable under the Retirement Plan for Salaried Employees of Merck & Co., Inc. and the Merck & Co., Inc. Supplemental Retirement Plan are based on a formula which:

Multiplies

•	the participant’s final average compensation (as defined in the plans) by

•	a multiplier of 2 percent for years of credited service (as defined in the plans) earned prior to July 1, 1995 and

•	a multiplier of 1.6 percent for years of credited service earned after that date (total credited service not to exceed 35 years) and

Subtracts

•	1.6 percent of the participant’s Social Security benefits multiplied by years of credited service (as defined in the plans), not to exceed 50 percent of the primary Social Security benefit.

The following tables show the estimated annual benefits payable using the 1.6 percent and 2 percent multipliers, respectively, under the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan at age 65 to persons in specified compensation and years-of-service classifications, based on a straight-life annuity form of retirement income and without regard to the Social Security offset. Annual benefits payable under the plans can be estimated by adding the years of service earned prior to July 1, 1995 (Table 2) to those which could be earned after that date (Table 1).

Pension Plan Tables

Table 1: 1.6% Formula

Remuneration (Average Pension Compensation During Highest Five Consecutive Years in the Last Ten Years Before Retirement)	Years of Service (Estimated Annual Retirement Benefits For Years of Credited Service Shown Below)(a)
	15	20	25	30	35
$ 800,000	$192,000	$256,000	$320,000	$384,000	$448,000
1,000,000	240,000	320,000	400,000	480,000	560,000
1,200,000	288,000	384,000	480,000	576,000	672,000
1,400,000	336,000	448,000	560,000	672,000	784,000
1,600,000	384,000	512,000	640,000	768,000	896,000
1,800,000	432,000	576,000	720,000	864,000	1,008,000
2,000,000	480,000	640,000	800,000	960,000	1,120,000
2,200,000	528,000	704,000	880,000	1,056,000	1,232,000
2,400,000	576,000	768,000	960,000	1,152,000	1,344,000
2,600,000	624,000	832,000	1,040,000	1,248,000	1,456,000
2,800,000	672,000	896,000	1,120,000	1,344,000	1,568,000
3,000,000	720,000	960,000	1,200,000	1,440,000	1,680,000
3,200,000	768,000	1,024,000	1,280,000	1,536,000	1,792,000
3,400,000	816,000	1,088,000	1,360,000	1,632,000	1,904,000
3,600,000	864,000	1,152,000	1,440,000	1,728,000	2,016,000
3,800,000	912,000	1,216,000	1,520,000	1,824,000	2,128,000
4,000,000	960,000	1,280,000	1,600,000	1,920,000	2,240,000

Table 2: 2% Formula(b)

Remuneration (Average Pension Compensation During Highest Five Consecutive Years in the Last Ten Years Before Retirement)	Years of Service (Estimated Annual Retirement Benefits for Years of Credited Service Shown Below)(a)
	10	15	20	25
$ 800,000	$160,000	$240,000	$320,000	$400,000
1,000,000	200,000	300,000	400,000	500,000
1,200,000	240,000	360,000	480,000	600,000
1,400,000	280,000	420,000	560,000	700,000
1,600,000	320,000	480,000	640,000	800,000
1,800,000	360,000	540,000	720,000	900,000
2,000,000	400,000	600,000	800,000	1,000,000
2,200,000	440,000	660,000	880,000	1,100,000
2,400,000	480,000	720,000	960,000	1,200,000
2,600,000	520,000	780,000	1,040,000	1,300,000
2,800,000	560,000	840,000	1,120,000	1,400,000
3,000,000	600,000	900,000	1,200,000	1,500,000
3,200,000	640,000	960,000	1,280,000	1,600,000
3,400,000	680,000	1,020,000	1,360,000	1,700,000
3,600,000	720,000	1,080,000	1,440,000	1,800,000
3,800,000	760,000	1,140,000	1,520,000	1,900,000
4,000,000	800,000	1,200,000	1,600,000	2,000,000

(a)	Benefits shown are exclusive of the Social Security offset provided for by the benefit formula.

(b)	Credited service is shown for the years specified to approximate the actual years of credited service earned prior to July 1, 1995 (at the 2 percent multiplier) by the Named Executive Officers other than Mr. Gilmartin and Dr. Kim. Mr. Gilmartin earned 1.0 year prior to July 1, 1995.

Under the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan, years of credited service as of July 1, 1995, and as of December 31, 2005 are shown in the table below. In addition, if Ms. Lewent, Mr. Wold-Olsen or Mr. Frazier retire from service with the Company at age 65 and with less than 35 years of actual credited service, pursuant to the enhanced pension provision of the Supplemental Retirement Plan applicable to bona fide executives, described in greater detail below, they will receive an additional month of credited service for each month of actual credited service prior to January 1, 1995 up to an aggregate total of 35 years of credited service. Pursuant to an employment agreement that was in effect from June 9, 1994 until October 31, 1999, Mr. Gilmartin was credited with 28 years of credited service under the Supplemental Retirement Plan and the multiplier to be used in the formula for benefit calculation will be 1.6 percent. Benefits payable under the Company plans will be net of retirement benefits payable by Mr. Gilmartin’s former employer.

For purposes of the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan, pension compensation for a particular year, as used for the calculation of retirement benefits, includes salaries and annual EIP bonus awards received during the year. Pension compensation for 2005 differs from compensation reported in the Summary Compensation Table in that pension compensation includes the annual EIP bonus awards received in 2005 for services in 2004 rather than the EIP bonus awards received in 2006 for services in 2005. Pension compensation in 2005 is shown in the table on page 34.

The Supplemental Retirement Plan is an unfunded plan providing benefits to participants in certain retirement plans (the “primary plans”) maintained by the Company and its subsidiaries as follows:

•	benefits not payable by the primary plans because of the limitations on benefits stipulated by the Internal Revenue Code;

•	benefits not payable by the primary plans because of the exclusion of deferred compensation from the benefit formulas of those plans (“supplemental benefit”);

•	a minimum annual aggregate benefit under this plan and the primary plans of $50,000 on a straight-life annuity basis for the incumbents at time of actual retirement in positions designated as bona fide executive or high policymaking under the Company’s Corporate Policy on Executive Retirement (which includes all the Named Executive Officers), reduced in the event of retirement or death prior to normal retirement date; and

•	for employees who, prior to January 1, 1995, were determined by the Company to have occupied bona fide executive or high policymaking positions and who did not have 35 years of credited service, an enhanced benefit payable upon retirement from active service at age 65 (unless the Compensation and Benefits Committee of the Board consents to payment upon early retirement, death or disability prior to age 65). The enhanced benefit is an amount calculated under the benefit formula in the primary plan using one additional month of credited service for each month of credited service accrued prior to January 1, 1995, during, or prior to attainment of, the designated position (up to the 35-year total) less

•	(1) the minimum benefit, where applicable, or the supplemental benefit;

•	(2) the primary plan benefit; and

•	(3) any retirement benefit payable from a plan not sponsored by the Company.

The Supplemental Retirement Plan was amended as of January 1, 1995 to eliminate prospectively the enhanced benefit except for certain grandfathered participants. In general, other terms and conditions of benefit payments are determined by reference to the provisions of the primary plans.

The chart below lists relevant data under the Merck retirement plans for the Named Executive Officers, as described above:

Name	Credited Service before July 1, 1995 (2% multiplier)	Actual Total Credited Service as of December 31, 2005 (includes service before and after July 1, 1995)	Enhanced Credited Service (a)		Pension Compensation for 2005
Richard T. Clark	22.5	33.0	35.0	(b)	$1,317,733
Raymond V. Gilmartin	1.0	11.5	28.0	(c)	2,975,008
Judy C. Lewent	15.0	25.5	35.0	(b)	1,413,500
Peter S. Kim	-0-	4.5	N/A		1,383,338
Per Wold-Olsen	21.5	32.0	35.0	(b)	1,231,254
Kenneth C. Frazier	3.0	13.5	2.5	(b)	1,119,170

(a)	Column shows number of years provided by special agreement or plan provision in excess of actual service. Not more than 35 years of credited service, whether actual or enhanced, is used in calculating benefits.

(b)	Pursuant to prior enhanced credited service provision, assuming employment terminated at age 65.

(c)	Pursuant to employment agreement.

The Company also maintains the Employee Savings and Security Plan, a tax qualified savings plan with a 401(k) feature for non-unionized employees of Merck (the “401(k) Plan”) and an unfunded, unsecured deferred compensation plan into which certain executives can defer all or a portion of their annual bonus and base salary, and certain long-term incentive awards (the “Deferral Program”). No Company matching contributions apply to the Deferral Program. Employee deferrals into the Deferral Program are measured as hypothetical investments in the funds selected by the executive from an array of investment options that mirror the funds in the 401(k) Plan. Currently, investment options mirror the 401(k) Plan investments.

Employment Contracts

Dr. Peter S. Kim

In connection with commencing employment at the Company, Dr. Peter S. Kim, President, Merck Research Laboratories (“MRL”), received an offer letter dated December 15, 2000 describing the terms under which he would be hired.

The letter provides that, like other salaried employees at his grade level, Dr. Kim is eligible for medical, dental and life insurance, long-term disability insurance, long-term care insurance, financial planning services, flexible spending accounts, and 401(k) and retirement plans.

Under the Company’s Home Assistance Program, Dr. Kim received $500,000 to offset his mortgage balance, resulting in a lien placed on his acquired property. The amount is interest free and is forgiven over a period of five years, with appropriate taxes deducted monthly. If he leaves the Company before the lien is satisfied, Dr. Kim must repay a prorated portion of the amount. This arrangement is further described under “Indebtedness of Management” on page 38.

If the Company terminates Dr. Kim’s employment for a reason other than gross misconduct before the second anniversary of Mr. Raymond Gilmartin’s retirement, it will make a one-time grant of $2,000,000 to an academic institution, designated by Dr. Kim, for the sole purpose of enabling him to set up and maintain a research laboratory as an employee of that institution, provided that the designated institution hires him within a year. In that case, Dr. Kim would be subject to noncompete and nondisclosure provisions and a waiver and release of claims, in a format prescribed by the Company, on terms not less favorable to Dr. Kim than to other departing MRL employees at his grade level during the preceding five years.

In connection with commencement of his employment, Dr. Kim received a non-qualified stock option to purchase 125,000 shares of Merck Common Stock, which was adjusted to 131,874 shares to reflect the spin-off of Medco Health Solutions, Inc. In addition, while an employee, Dr. Kim is eligible to receive grants of options to purchase shares of Merck Common Stock under the Incentive Stock Plans. Generally, the terms and conditions of those options are on the same terms as annual grants made to other employees at his grade level. However, during the period from the effective date of Mr. Gilmartin’s retirement through the second anniversary of such retirement, if the Company terminates Dr. Kim’s employment for any reason other than gross misconduct, all of his unvested options will vest on his termination date and be exercisable for five years thereafter.

As used in his offer letter, “gross misconduct” means unauthorized disclosure of information known to be proprietary or confidential; embezzlement, theft or other misappropriation of Company assets; falsification of records or reports; deliberate or reckless action that causes actual or potential injury or loss to the Company or employees of the Company; failure to carry out assigned duties after notice in writing that such failure, if not corrected, will result in termination of employment; or an illegal act on Company property or in representing the Company.

Mr. Richard T. Clark

In connection with his appointment as CEO and President of Merck on May 4, 2005, Mr. Richard T. Clark received the following:

•	Base salary. $1,100,000 per year (payable monthly)

•	Bonus. Mr. Clark will be eligible to participate in Merck’s Executive Incentive Plan, subject to the terms of that plan. Actual bonus will be determined each year by the Board based on the performance of Merck and Mr. Clark during the performance year. For the 2005 performance year, Mr. Clark’s bonus was pro-rated considering the time and performance level in 2005 as (a) President, Merck Manufacturing Division and (b) CEO.

•	Initial Long-Term Incentive (“LTI”) Grant. Effective May 5, 2005:

•	125,000 stock options exercisable in three equal installments (subject to rounding) on May 5, 2006, May 5, 2007 and May 5, 2008, and expiring on May 4, 2015. The grant price of the option is $34.70.

•	A target award of 22,500 Performance Share Units with a performance award period beginning January 1, 2005 and ending December 31, 2007.

•	22,500 Restricted Stock Units vesting in their entirety on May 5, 2008.

•	Future LTI Grants. As CEO, Mr. Clark will be eligible for consideration to receive LTI grants beginning the first quarter of 2006 and thereafter. Actual grants will be made in the sole discretion of the Board.

•	Perquisites.

•	Financial Planning. Mr. Clark may participate in the executive financial planning program as CEO. Reimbursement for eligible expenses may be up to $12,500 during 2005 and up to $10,000 per calendar year thereafter.

•	Company-paid automobile and driver/security. Mr. Clark will be provided with a Company car and full time driver, who will also serve as a security person.

•	Home security system installation and monitoring. Mr. Clark will be provided with home-security systems and Company-paid monitoring.

•	Severance. If Mr. Clark’s employment were to be terminated by the Company without cause and without a Change in Control, he would be provided with salary continuation and target bonus for two years (or until Mr. Clark attains age 65, whichever is shorter). The salary continuation would be payable according to the Company’s normal payroll practices for its executive officers and the target bonus would be payable in a lump sum. Any severance pay would be contingent upon a release and other customary provisions. Change in Control benefits are as set forth in the Company’s Change in Control plan.

Mr. Raymond V. Gilmartin

Following his retirement in March 2006, the Company has agreed to provide Mr. Gilmartin with the following:

•	office and secretary support, including off-site office space rental, secretary, office supplies, telephone, and small copier, for a period of seven years (to be reviewed annually thereafter);

•	travel reimbursement for expenses on behalf of Merck; and

•	financial counseling through 2006, with reimbursement up to a maximum of $12,500.

Change-in-Control Arrangements

On November 23, 2004, the Board adopted the Merck & Co., Inc. Change in Control Separation Benefits Plan. The Board adopted the plan as part of its ongoing, periodic review of its compensation and benefits programs and in recognition of the importance to the Company and its shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes.

Participants in the plan include the Named Executive Officers as well as certain other senior managers. With respect to the Named Executive Officers, the following severance benefits would be provided upon qualifying terminations of employment in connection with or within two years following a change in control of the Company:

•	Cash severance pay equal to three (or a lesser number equal to the number of full and fractional years between the date of the change in control and the Named Executive Officer’s 65th birthday) times the sum of his or her base salary plus target bonus amount.

•	Pro rata annual cash bonus at target levels, paid in a lump sum at termination.

•	Continued medical, dental and life insurance benefits at active-employee rates for a period of three years, but not beyond the Named Executive Officer’s 65th birthday. These benefits are reduced by benefits obtained from a subsequent employer and are not available to the extent the Named Executive Officer is eligible for the same benefit as a retiree.

•	Enhanced supplemental retirement benefits determined by increasing both the Named Executive Officer’s age and credited service by three (but not more than he or she would have earned if employment continued until age 65) and then calculating benefits under the Supplemental Retirement Plan.

•	If the Named Executive Officer would attain specified age and service levels within two years following the change in control, then he or she is entitled to subsidized and/or unreduced pension benefits upon commencement of pension benefits in accordance with plan terms after his or her termination of employment. In addition, if the Named Executive Officer would attain specified age and service levels within two years following the change in control, then he or she is entitled to be treated as a retiree under the Company’s medical, dental and life insurance plans immediately upon his or her termination of employment.

•	Continued financial planning benefits and outplacement benefits.

Terminations of employment that entitle a Named Executive Officer to receive severance benefits under the plan consist of (1) termination by the Company without cause or (2) resignation by the Named Executive Officer for good reason (as each of these terms is defined in the plan), in each case within two years following a change in control. A Named Executive Officer is not eligible for benefits under the plan if his or her termination is due to death or permanent disability.

A “change in control” for purposes of the plan generally consists of any of the following:

•	an acquisition of more than 20 percent of the Company’s voting securities (other than acquisitions directly from the Company); or the current Board (and their approved successors) ceasing to constitute a majority of the Board or, if applicable, the board of directors of a successor to the Company; or the consummation of a merger, consolidation or reorganization, unless (1) the shareholders of the Company prior to the transaction hold at least 60 percent of the voting securities of the successor, (2) the members of the Board prior to the transaction constitute at least a majority of the board of directors of the successor and (3) no person owns 20 percent or more of the voting securities of the Company or the successor; or

•	the liquidation or dissolution of the Company or the sale by the Company of all or substantially all of its assets.

To receive the severance benefits under the plan, a Named Executive Officer must execute a general release of claims against the Company and its affiliates, which includes certain restrictive covenants, including a commitment by the Named Executive Officer not to solicit Company employees for two years following the change in control. The severance benefits are in lieu of (or offset by) any other severance benefits to which a Named Executive Officer may be entitled under other arrangements of the Company. The cash severance pay is paid in the form of salary continuation, and it and the other benefits under the plan (other than the tax-qualified pension benefits) are generally subject to discontinuation in the event of breach by the Named Executive Officer of the restrictive covenants and other obligations under the release. Named Executive Officers have no obligation to mitigate the severance benefits under the plan.

The Named Executive Officers are entitled to full indemnification for any excise taxes that may be payable under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with the change in control and payment of their legal fees if they prevail on a claim for relief in an action to enforce their rights under the plan or in an action regarding the restrictive covenants contained in the general release.

In general, the Board may amend or terminate the plan prior to a change in control. However, neither the amendment of the plan in a manner that adversely affects Named Executive Officers and other participants prior to a change in control nor the termination of the plan prior to a change in control would be effective if done within one year of a change in control or at the request of an acquirer. Following a change in control, the plan may not be amended or modified in any way that would adversely affect Named Executive Officers and other participants in the plan at the time of the change in control.

Except with respect to certain incentive stock options issued before February 2005:

•	Upon a change in control of the Company, all outstanding stock options and restricted stock units will become fully vested. However, performance-based stock options held by key research and development personnel may not fully vest unless stock options are generally to be cancelled in the transaction.

•	In general, vested stock options may be exercised for five years following termination of the option holder’s employment following a change in control (but not beyond the original term of the stock option). This extended exercise period would not apply in the case of terminations by reasons of death or retirement or for gross misconduct.

•	If stock options do not remain outstanding following the change in control and are not converted into successor stock options, then option holders will be entitled to receive cash for their options in an amount at least equal to the difference between the exercise price and the price paid to shareholders in the change in control.

•	Upon a change in control of the Company, a portion of performance share units generally will become vested as determined by reference to the holder’s period of employment during the performance cycle and (1) based on actual performance as to fiscal years that have been complete for at least 90 days as of the date of the change in control and (2) otherwise, based on target performance.

•	Provisions limiting the amendment of the plan after a change in control and regarding the payment of participants’ legal fees in the event disputes were added to the plan, as described below.

A “change in control” for purposes of these amendments has the same meaning that it has under the Change in Control Separation Benefits Plan, except as to awards that are deferred compensation subject to the American Jobs Creation Act of 2004 (the “AJCA”), in which event the definition permitted under the AJCA will apply.

In addition, on November 23, 2004, the Board also resolved to amend most of the compensation and employee benefit plans, programs and arrangements of the Company and its subsidiaries as of immediately prior to a change in control. The amendments generally provide the following:

•	For two years following the change in control, the material terms of the plans, programs and arrangements (including terms relating to eligibility, benefit calculation, benefit accrual, cost to participants, subsidies and rates of employee contributions) may not be modified in a manner that is materially adverse to individuals who participated in them immediately before the change in control.

•	The Company will pay the legal fees and expenses of any participant that prevails on his or her claim for relief in an action regarding an impermissible amendment to these plans, programs and arrangements (other than ordinary claims for benefits) or, if applicable, in an action regarding restrictive covenants applicable to the participant.

Indebtedness of Management

Dr. Peter S. Kim, President, MRL, who joined the Company and became an executive officer in February 2001, received an interest-free loan from the Company in connection with his relocation. During 2005, the largest aggregate amount outstanding under the loan was $175,000 and as of January 31, 2006, $66,667 was still outstanding. This loan was made to Dr. Kim prior to the effective date of the prohibition of loans to executive officers under the Sarbanes-Oxley Act of 2002, and is grandfathered under that Act.

As previously disclosed, when the Company hired Mr. Willie A. Deese as Senior Vice President, Global Procurement on January 18, 2004, it arranged for him to receive an interest-free loan for $250,000 to assist with his relocation. Under the arrangement, the Company assumed responsibility for the bank loan, including interest, and agreed to forgive $50,000 of the principal each year, for a period of five years, provided that Mr. Deese continued to be employed by the Company. The amount forgiven was included monthly in Mr. Deese’s taxable income. On May 24, 2005, Mr. Deese became an executive officer of the Company when he was promoted to President, Merck Manufacturing Division. The Company does not grant loans to executive officers. Therefore, on January 30, 2006, the Compensation and Benefits Committee acted to accelerate forgiveness of the loan so that the entire remaining balance of $187,500 was forgiven and included in Mr. Deese’s taxable income for 2006 and to direct that the bank loan be prepaid in full as soon as practicable. The revised arrangement is less valuable to Mr. Deese than the original arrangement because, on February 1, 2006, he paid withholding taxes on the entire forgiven amount, and the entire forgiven amount will be included in his taxable income for 2006 as opposed to over the remainder of the original five-year period. Therefore, the Company paid Mr. Deese $10,000 on or about the date the Company forgave the loan to help defray any additional expenses associated with the changes. During 2005, the largest aggregate amount outstanding under the loan was $237,000 and as of February 1, 2006, the loan was no longer outstanding.

Performance Graph

The following graph compares the cumulative total stockholder return (stock price appreciation plus reinvested dividends) on the Company’s Common Stock with the cumulative total return (including reinvested dividends) of the Dow Jones US Pharmaceutical Index (“DJUSPR”), formerly referred to as the Dow Jones Pharmaceutical Index—United States Owned Companies, and the Standard & Poor’s 500 Index (“S&P 500 Index”) for the five years ended December 31, 2005. Amounts below have been rounded to the nearest dollar or percent.

Comparison of Five-Year Cumulative Total Return*

Merck & Co., Inc., Dow Jones US Pharmaceutical Index and S&P 500 Index

	End of Period Value	2005/2000 CAGR**
Merck	$42	-16%
DJUSPR	66	-8
S&P 500	103	1

	2000	2001	2002	2003	2004	2005
MERCK	100.00	64.13	63.44	56.24	40.70	42.33
DJUSPR	100.00	83.55	66.53	72.81	66.78	65.68
S&P 500	100.00	88.12	68.66	88.34	97.94	102.74

*	Assumes that the value of the investment in Company Common Stock and each index was $100 on December 29, 2000 and that all dividends were reinvested.

**	Compound Annual Growth Rate

Audit Committee

The Audit Committee’s Report for 2005 follows.

Audit Committee’s Report

The Audit Committee, comprised of independent directors, met with the independent registered public accounting firm (the independent auditors), management and internal auditors to assure that all were carrying out their respective responsibilities. The Audit Committee discussed with and received a letter from the independent auditors confirming their independence. Both the independent auditors and the internal auditors had full access to the Committee, including regular meetings without management present.

The Audit Committee met with the independent auditors to discuss their fees and the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Committee also discussed with the independent auditors their judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates. The Audit Committee reviewed and discussed the audited financial statements with management and recommended to the Board of Directors that these financial statements be included in the Company’s Form 10-K filing with the Securities and Exchange Commission.

Audit Committee

Peter C. Wendell
Chairperson

Rochelle B. Lazarus	Wendell P. Weeks
Thomas E. Shenk

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm (the independent auditors) in order to assure that the provision of such services does not impair the auditors’ independence. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Fees for Services Provided by Independent Registered Public Accounting Firm

Fees for all services provided by PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors, for fiscal years 2005 (including amounts expected to be billed) and 2004 are as follows:

Audit Fees

Fees for services for fiscal years 2005 and 2004 related to the annual financial statement audits, the audits of effectiveness of internal control over financial reporting, reviews of quarterly financial statements filed in the reports on Form 10-Q, and statutory audits, approximated $13.3 million and $14.8 million, respectively.

Audit-Related Fees

Fees for audit-related services for fiscal years 2005 and 2004, primarily related to employee benefit plan audits and, in 2004, assistance with the Company’s preparation for compliance with the provisions of the Sarbanes-Oxley Act of 2002 (these services were not performed in support of PwC’s attestation services) approximated $0.9 million and $2.7 million, respectively.

Tax Fees

Fees for tax services, primarily related to tax compliance services such as preparation and/or review of tax returns and transfer pricing documentation, for fiscal years 2005 and 2004 approximated $0.8 million and $0.6 million, respectively.

All Other Fees

Fees for other services for fiscal years 2005 and 2004 approximated $29,000 and $2,000, respectively.

None of the services provided by PwC for fiscal years 2005 and 2004 were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the Securities and Exchange Commission.

2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, comprised of independent members of the Board, has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm (the independent auditors) of the Company with respect to its operations for the year 2006, subject to ratification by the holders of Common Stock of the Company. In taking this action, the Audit Committee considered carefully PricewaterhouseCoopers LLP’s performance for the Company in that capacity since its retention in 2002, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from stockholders.

Because the members of the Audit Committee value stockholders’ views on the Company’s independent auditors, there will be presented at the Annual Meeting a proposal for the ratification of the appointment of PricewaterhouseCoopers LLP. The Audit Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of PricewaterhouseCoopers LLP is not ratified, the matter of the appointment of independent auditors will be considered by the Audit Committee.

The Audit Committee of the Board of Directors recommends a vote FOR this proposal.

3.    PROPOSAL TO ADOPT THE 2007 INCENTIVE STOCK PLAN

There will be presented to the meeting a proposal to adopt the 2007 Incentive Stock Plan (the “2007 ISP”). The 2007 ISP will replace the 2004 Incentive Stock Plan (the “2004 ISP”). The Board of Directors believes stock options and other stock-based incentives play an important role in retaining the services of outstanding personnel and in encouraging such employees to have a greater financial investment in the Company (although the Plan does not necessarily require them to hold for investment the stock received under the Plan). The Board of Directors has approved the 2007 ISP and directed that it be submitted to stockholders for approval.

Primary aspects of the proposed Plan are as follows, and are subject to the terms of the proposed Plan which is set forth in Appendix B to this proxy statement.

Plan Term

Effective May 1, 2006. No new incentives may be granted after April 30, 2011, or earlier if terminated by the Board. However, the term and exercise of incentives granted before then may extend beyond that date.

Eligible for grants

Regular full-time and part-time employees employed by the Company, its parent, if any, or its subsidiaries, its affiliates and its joint ventures. Officers, whether or not directors of the Company, and employees of a joint venture partner or affiliate of the Company who provide services to the joint venture with the partner or affiliate are include as eligible. The Compensation and Benefits Committee of the Board of Directors, (the “Committee”) determines which eligible employee actually receive grants. As of December 31, 2005, there were approximately 61,500 eligible employees.

Incentives available	•	Incentive and Nonqualified Stock Options (“Stock Options”)

•	Stock Appreciation Rights (“SARs”)

•	Restricted Stock Grants

•	Performance Awards

•	Share Awards

•	Phantom Stock Awards

Shares Authorized	155 million shares of Merck Common Stock, counted and subject to adjustments, as described below

Share Counting Method	•	Stock Options and SARs count as one share. Combination Tandem SAR and Stock option—where exercise of one results in cancellation of the other—count as one share in the aggregate

•	Restricted Stock Grant, Performance Share, Share Award and Phantom Stock Awards count as four shares

•	Shares granted under the 2007 ISP, or the 1991, 1996, 2001 or 2004 Incentive Stock Plans (the “Prior ISPs”) that were granted but lapse, expire, terminate or are canceled may be used for further grants under the 2007 ISP

•	Shares tendered in payment of the exercise price of a Stock Option do not increase the number of shares authorized

•	Shares withheld to satisfy tax withholding obligation are not added to the shares authorized

•	All shares covered by a SAR, to the extent exercised and whether or not shares of Common Stock are actually issued upon exercise of the right, are considered issued or transferred pursuant to the 2007 ISP

Individual Limitations	In any year, no individual may receive Incentives covering more than 3 million shares of the Company’s Common Stock (counted as described above)

General Limitations on Vesting, Exercisability	Incentives generally may not be granted with a vesting period shorter than one year from grant date.

Stock Options and SARs may not be exercisable earlier than one year from grant date.

However, where there is an intervening event, vesting and exercisability may be accelerated.

•	For example, a change in control of the Company, or the grantee’s death, retirement, termination of the employment caused by the Company, or other event as established by the Committee, or as required by applicable law.

Repricing Prohibited

No adjustments or reduction of the exercise price of any outstanding incentives in the event of a decline in stock price is permitted without approval by Company’s stockholders or as otherwise specifically provided under the 2007 ISP (such as an adjustment as described below). The prohibition includes

•	Reducing the exercise price of outstanding incentives and

•	Canceling outstanding incentives in connection with regranting incentives at a lower price to the same individual.

Special Provisions for Options

Number granted	Determined by the Committee or its delegate (Board for CEO or other Board member).

Exercise Price	Not less than fair market value of a share of stock on grant date.

•	The fair market value currently is generally the average of the high and low prices of Merck Common Stock as quoted on the New York Stock Exchange, rounded up or down to the nearest 1/100 of a cent, on the grant date.

•	However, the exercise price may be higher (not lower) in certain countries in consideration of local law.

•	And, the Company intends to refrain from offering discount options under Section 409A of the Internal Revenue Code, and may revise the definition of fair market value accordingly.

Vesting and Exercise Periods	As determined by the Committee. However,

•	If a grantee’s employment is terminated for gross misconduct, as determined by the Company, all rights under the Stock Option expire immediately.

•	The term of options generally may not exceed ten years. However, in the event of the death of a grantee prior to the expiration of a Nonqualified Option, the Committee may permit exercise for up to 11 years.

Limits on Incentive Stock Options	In general, Incentive Stock Options must satisfy requirements prescribed by the Internal Revenue Code to qualify for special tax treatment. Therefore,

•	No person may receive a grant of ISOs for stock that would have an aggregate fair market value in excess of $100,000 (or such other amount as the Internal Revenue Service may decide from time to time), determined when the ISO is granted, that would be exercisable for the first time during any calendar year.

•	If any grant is made in excess of the limits provided in the Code, the grant automatically becomes a Nonqualified Option.

Dividend Equivalents	Dividends are neither paid nor accumulated during the period of the Option.

Special Provisions for SARs	SARs may be issued singly (“Stand Alone SAR”) or in combination with an option (“Tandem SAR”). SARs may be paid in shares, cash or a combination of shares and cash.

•	A Tandem SAR entitles its grantee to surrender the Stock Option which is then exercisable and receive an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender is received by the Company over the Stock Option price (the “Spread”) multiplied by the number of shares covered by the Stock Option which is surrendered.

•	A Stand Alone SAR grantee is entitled to an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender it is received by the Company over the fair market value of the Common Stock on the date of grant, multiplied by the number of shares covered by the Stand Alone SAR.

Number granted	Determined by the Committee or its delegate (Board for CEO or other Board member).

Dividend Equivalents	Dividends are neither paid nor accumulated during the period of the SAR.

Special Provisions for Restricted Stock Awards

“Restricted Stock Grants”—either actual shares of Common Stock (“Restricted Stock”) or phantom shares of Common Stock (“Restricted Stock Units”)—may be granted subject to the terms and conditions as the Committee prescribes.

Number granted	Determined by the Committee or its delegate (Board for CEO or other Board member).

Employment required	Grantees generally must remain employed during a period designated by the Committee (“Restricted Period”) in order to receive the shares, cash or combination under the Restricted Stock Grant.

If employment ends before the Restricted Period ends, Restricted Stock Grant will terminate. However, the Committee may, at the time of the grant, provide for the employment restriction to lapse with respect to a portion or portions of the Restricted Stock Grant at different times during the Restricted Period. The Committee may, in its discretion, also provide for complete or partial exceptions to the employment restriction as it deems equitable.

All restrictions imposed under the Restricted Stock Grant lapse upon the expiration of the Restricted Period if the conditions described above have been met.

Form of Grant	Restricted Stock Grants are shares of actual Common Stock.

Payouts of Restricted Stock Units may be in the form of shares of Common Stock, cash or any combination of shares and cash as determined by the Committee.

Dividend Equivalents

The Committee may at the time of grant provide that dividends (or dividend equivalents for Restricted Stock Units) during the Restricted Period are paid or accumulated, or neither paid nor accumulated.

Special Provisions for Performance

Share Awards	The Committee will determine the period for which a Performance Share Award is made (“Award Period”) and the Performance goals

Number granted	Determined by the Committee or its delegate (Board for CEO or other Board member).

Performance Goals	May include any or a combination of the following:

•	Share price

•	Pre-tax profits

•	Earnings per share

•	Return on stockholders’ equity

•	Return on assets,

•	Sales

•	Net income

•	Total shareholder return

For a Performance Share Award not intended to constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code, measures may include any other financial or other measurement established by the Committee

Performance Share Award Payouts	The Committee will establish the method of calculating the amount of payment to be made under a Performance Award if Performance Goals are met, including any maximum payment.

After the completion of an Award Period, the relevant performance will be measured against the Performance Goals, and the Committee will determine whether all, none or a portion of Performance Award is paid.

Dividend Equivalents	The Committee may at the time of grant provide that dividends or dividend equivalents during the Award Period are paid or accumulated, or neither paid nor accumulated.

Other Share-Based Awards	Actual shares of common stock or phantom shares of common stock may be granted in the amounts and on the terms and conditions as the Committee determines.

Other Information

Plan Administration.    The 2007 ISP is administered by the Committee. The Committee is comprised of Non-Employee Directors, who may not receive any awards under the 2007 ISP. The Committee establishes the terms and conditions of awards, subject to certain limitations in the 2007 ISP plan document. The Committee may delegate to the Chief Executive Officer or other executive officers of the Company certain authority, including the authority to grant awards to eligible employees who are not officers subject to Section 16 of the Securities Exchange Act of 1934.

Change in Control.    Upon a change in control of the Company, all outstanding stock options and restricted stock units will become fully vested. However, performance-based stock options held by key research and development personnel may not fully vest unless stock options are generally to be cancelled in the transaction.

•	In general, vested stock options may be exercised for five years following termination of the option holder’s employment following a change in control (but not beyond the original term of the stock option). This extended exercise period would not apply in the case of terminations by reasons of death or retirement or for gross misconduct.

•	If stock options do not remain outstanding following the change in control and are not converted into successor stock options, then option holders will be entitled to receive cash for their options in an amount at least equal to the difference between the exercise price and the price paid to shareholders in the change in control.

•	Upon a change in control of the Company, a portion of performance share units generally will become vested as determined by reference to the holder’s period of employment during the performance cycle and (1) based on actual performance as to fiscal years that have been complete for at least 90 days as of the date of the change in control and (2) otherwise, based on target performance.

•	After a change in control, amendment of the 2007 ISP is limited. The 2007 ISP also provides for payment of participants’ legal fees in the event of disputes after a change in control.

A “change in control” for purposes of these amendments has the same meaning that it has under the Change in Control Separation Benefits Plan, except as to awards that are deferred compensation subject to Section 409A, in which event the definition permitted under 409A will apply.

Adjustments

In the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary cash dividend, combination of shares, merger, consolidation, rights offering, spin off, split off, split up or other event identified by the Committee, the Committee will make the adjustments, if any, as it deems appropriate in (i) the number and kind of shares authorized for issuance under the Plan, (ii) the number and kind of shares subject to outstanding incentives, (iii) the option price of Stock Options and (iv) the grant value of SARs.

Plan Amendment and Termination

The Board of Directors may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statutes. However, it may not, without the consent of affected grantees, revoke or alter outstanding incentives in a manner unfavorable to them. The Board also may not amend the Plan without stockholder approval where the absence of approval would cause the Plan to fail to comply with Rule 16b-3 under the Exchange Act, or any other requirement of applicable law or regulation. Notwithstanding the foregoing, without consent of affected grantees, incentives may be amended, revised or revoked when necessary to avoid penalties under Section 409A.

Federal Income Tax Consequences

An explanation of the U.S. federal income tax consequences for grantees who are subject to tax in the United States follows.

•	Stock Options. The grant of an incentive stock option or a nonqualified stock option would not result in income for the grantee or a deduction for the Company. The exercise of a nonqualified stock option would result in ordinary income for the grantee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding would be required.

The exercise of an incentive stock option would not result in income for the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise and (ii) is an employee of the Company or a subsidiary of the Company from the date of grant and through and until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the employee as long-term capital gain and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax.

If the grantee disposes of the shares prior to the expiration of either of the holding periods, the grantee would recognize ordinary income and the Company would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain.

•	SARs and Performance Share Awards. The grant of a SAR or a Performance Share Award would not result in income for the grantee or a deduction for the Company. Upon the exercise of a SAR or the receipt of shares or cash under a Performance Share Award, the grantee would recognize ordinary income and the Company would be entitled to a deduction measured by the fair market value of the shares plus any cash received. Income tax withholding would be required.

•	Restricted Stock Grants. The grant of Restricted Stock should not result in income for the grantee or in a deduction for the Company for federal income tax purposes, assuming the shares transferred are subject to restrictions resulting in a “substantial risk of forfeiture” as intended by the Company. If there are no such restrictions, the grantee would recognize ordinary income upon receipt of the shares. Any dividends paid to the grantee while the stock remained subject to restriction would be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee would receive ordinary income and the Company would be entitled to a deduction measured by the fair market value of the shares at the time of lapse. Income tax withholding would be required.

•	Share Awards. If Share Awards are in the nature of shares of Merck Common Stock (as opposed to phantom stock), they generally would be taxable as ordinary income equal to the aggregate of their fair market value when the grant is not subject to a substantial risk of forfeiture. If in the form of phantom stock, Share Awards generally would be taxable as ordinary income equal to the aggregate of their fair market value when convertible to cash or shares that are not subject to a substantial risk of forfeiture. In all events, the Company would be entitled to a deduction for the amount included in the grantee’s income.

•	Section 409A. The American Jobs Creation Act of 2004 added Section 409A to the Tax Code, generally effective January 1, 2005. The IRS has so far issued only limited guidance on the interpretation of this new law. Section 409A covers most programs that defer the receipt of compensation to a succeeding year. It provides strict rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the individual employee for failure to comply with Section 409A. However, it does not impact our ability to deduct deferred compensation.

Section 409A does not apply to incentive stock options, non-qualified stock options and stock appreciation rights (that are not discounted) and restricted stock (provided there is no deferral of income beyond the vesting date).

Section 409A may apply to restricted stock units, performance units and performance shares. Grants under such plans will continue to be taxed at vesting.

•	Section 162(m). As described above, awards may qualify as “performance-based compensation” under Section 162(m) of the Tax Code in order to preserve the Company’s federal income tax deductions with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to one of our five most highly compensated executive officers. To qualify, options and other awards must be granted by a committee consisting solely of two or more “outside directors” (as defined under applicable regulations) and satisfy the limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria, as established and certified by a committee consisting solely of two or more “outside directors.”

The Board of Directors recommends a vote FOR this proposal.

4.    PROPOSAL TO ADOPT THE 2006 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

There will be presented to the meeting a proposal to adopt the 2006 Non-Employee Directors Stock Option Plan (the “2006 Directors Plan”). The 2006 Directors Plan will replace the 2001 Non-Employee Directors Stock Option Plan which, by its terms, terminated on December 31, 2005. The 2006 Directors Plan is intended to benefit the Company and its stockholders by allowing members of the Board of Directors of the Company who are not current or former Company employees to increase their financial stake in the Company through ownership of Common Stock. The Directors’ mutual interest with stockholders in increasing the long-term value of the Company’s stock should benefit the Company and its shareholders.

Primary aspects of the proposed Plan are as follows, and are subject to the terms of the proposed Plan which is set forth in Appendix C to this proxy statement:

Plan Term	Effective on approval by the Company’s stockholders. Terminates December 31, 2016 unless terminated earlier by the Board of Directors or extended by the Board with the approval of stockholders. However, the term and exercise of incentives granted before then may extend beyond that date.

Eligibility	“Non-Employee Directors”—that is, members of the Board of Directors who are not current or former employees of the Company or any of its subsidiaries. After election of directors at this Annual Meeting, there will be 11.

Shares Authorized	One million shares of Merck Common Stock over ten years, subject to adjustments as described below.

Option Grants

Number granted	5,000 options—or such other amount as determined by the Board from time to time—granted on the first Friday following the Company’s Annual Meeting of Stockholders that each individual is elected, reelected or continuing as a Non-Employee Director.

Exercise Price	Exercise price of options will be the average of the high and low prices of Merck Common Stock as quoted on the New York Stock Exchange, rounded up or down to the nearest 1/100 of a cent, on the grant date. On February 28, 2006, the average of the high and low prices of Merck Common Stock as quoted on the New York Stock Exchange, rounded up or down to the nearest 1/100 of a cent, was $35.08.

Vesting and Exercise Periods

Options generally become exercisable in three annual equal installments beginning on the one year anniversary of the grant date and expire ten years from date of grant. The exercise price and any required tax withholding must be paid in cash or in such other manner as permitted for option exercises under the Company’s Incentive Stock Plan applicable to employees of Merck and its affiliates.

Cessation of Service:    if a Non-Employee Director ceases service for any reason other than retirement or death, only options that were then exercisable may be exercised, and they expire if not exercised within three months of the date service ceased.

Death:    all options immediately become exercisable and expire on the earlier of their original term or within three years of the date of death.

Retirement—that is, termination of service after at least age 65 and at least ten years of service, or at least age 70 and at least five years of service—a Non-Employee Director’s options will continue to become exercisable as if employment had continued, and must be exercised within ten years of the grant.

Restricted Stock	Actual shares of Common Stock or phantom shares of Common Stock may be granted to a Non-Employee Director on the terms and conditions and as the Board may prescribe from time to time.

Other Information

No reduction in exercise price

Unless approved by the Company’s stockholders, no adjustments or reduction of the exercise price of any outstanding options may be made, either directly or by cancelling outstanding options and subsequently regranting options at a lower price to the same individual.

Adjustments

In the event of reorganization, recapitalization, stock split, stock dividend, extraordinary cash dividend, combination of shares, merger, consolidation, rights offering or other similar change in the capital structure or shares of the Company, adjustments in the number and kind of shares authorized by this Plan, in the number and kind of shares covered by Incentives, and in the option price of outstanding NQSOs under, the 2006 Directors Plan will be made if, and in the same manner as, such adjustments are made to incentives issued under the Company’s then current Incentive Stock Plan subject to any required action by the Board of Directors or the stockholders of the Company and compliance with applicable securities laws.

Transferability

Options are generally exercisable during a Non-Employee Director’s lifetime only by the Director, his or her legal guardian or legal representative. Options generally are not transferable other than by will or by the laws of descent and distribution. However, a Non-Employee Director may transfer an option while serving as a Non-Employee Director of the Company or within one year of ceasing service as a Non-Employee Director due to Retirement.

An option may be transferred only to the Non-Employee Director’s spouse, children (including adopted children and stepchildren) and grandchildren (collectively, “Family Members”), to one or more trusts for the benefit of Family Members or, at the discretion of the Board of Directors, to one or more partnerships where the grantee and his Family Members are the only partners, in accordance with the rules set forth in this section. The Non-Employee Director may not receive any payment or other consideration for such transfer.

Any option transferred as described above remains subject to the same terms and conditions in the hands of the transferee as were applicable prior to the transfer, except that the Non-Employee Director’s right to transfer the option does not apply to the transferee. However, upon a transferee’s death, the option may be exercised by the legal representatives or beneficiaries of the transferee within the exercise periods otherwise applicable.

Federal Income Tax Consequences

The grant of an option will not result in income for the Non-Employee Director or in a deduction for the Company. The exercise of an option will result in ordinary income for the Non-Employee Director and a deduction for the Company measured by the difference between the exercise price and the fair market value of the shares of stock received at the time of exercise.

The grant of actual or phantom shares of Restricted Stock will not result in income for the Non-Employee Director or in a deduction for the Company during the restricted period. On the lapse of such restriction, the Non-Employee Director will recognize ordinary income and the Company will recognize a deduction measured by the fair market value of the shares of stock when the restrictions lapse.

Non-Employee Directors are compensated for their service as directors. For a description of such compensation, see page 17 of this proxy statement.

New Plan Benefits

The following table shows the stock options that the individuals and groups referred to below will receive in 2006 if the 2007 Incentive Stock Plan and the 2006 Non-Employee Directors Stock Option Plan are approved by the Company’s stockholders at this Annual Meeting. Executive officers, employee directors and employees of the Company are not eligible to participate in the Non-Employee Directors Plan and no grants are anticipated under the 2007 Incentive Stock Plan during 2006.

New Plan Benefits

Name and Position	Dollar Value	Number of Units
Richard T. Clark	$0	—
Raymond V. Gilmartin	$0	—
Judy C. Lewent	$0	—
Peter S. Kim	$0	—
Per Wold-Olsen	$0	—
Kenneth C. Frazier	$0	—

Executive group	$0	—

Non-Executive Director Group	N/A	55,000
Non-Executive Officer Group	$0	—

The Board of Directors recommends a vote FOR this proposal.

5.    STOCKHOLDER PROPOSAL CONCERNING STOCK OPTION AWARDS

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, owner of 450 shares of Common Stock of the Company, has given notice that she intends to present for action at the Annual Meeting the following resolution:

RESOLVED: “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to ANYONE, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

REASONS: “Stock option awards have gone out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

There are other ways to “reward” executives and other employees, including giving them actual STOCK instead of options.

Recent scandals involving CERTAIN financial institutions have pointed out how analysts CAN manipulate earnings estimates and stock prices.

Last year the owners of 131,647,746 shares, representing approximately 9.8% of shares voting, voted FOR this proposal.

“If you AGREE, please vote YOUR proxy FOR this resolution.”

Board of Directors’ Statement in Opposition to the Resolution

The Board believes that stock options can be a very effective tool to assist the Company with attracting, retaining and motivating the highly qualified employees necessary to achieve the Company’s objectives. The Board also believes that stock options align employees’ interests with those of the Company’s stockholders through potential stock ownership.

Stock option grants at Merck are based on level of position within the Company and potential for individual contribution. Executive officer grants are determined with reference to levels of stock options and total direct compensation (total cash compensation plus equity based-compensation) of U.S.-based executives at other leading healthcare companies. The Compensation and Benefits Committee of the Board also considers previous stock option grants.

The exercise price of stock option grants is set at the fair market value of a share of Company Common Stock on grant date. Therefore, the Company’s long-term performance ultimately determines the value of stock options—i.e., gains from stock option exercise are entirely dependent on the long-term appreciation of the Company’s stock price.

The Company carefully designs and administers its Incentive Stock Plans in the best interests of stockholders. Important features of the Company’s practices under prior Incentive Stock Plans and the 2007 Incentive Stock Plan for which shareholder approval is being sought (see page 41) include:

•	Stock options cannot be granted at a discount to fair market value;

•	The exercise price of outstanding stock options cannot be reduced except in the case of a stock split or other similar event;

•	The Company does not grant stock options with a so-called “reload” feature; and

•	The Company does not loan funds to employees to enable them to exercise stock options.

Moreover, the Board feels that the number of options granted to Company employees, including executives, is appropriate.

Periodically the Company retains an outside compensation consultant to compare incentive compensation programs for the Company’s executive officers with those of other leading healthcare companies and leading industrial companies to ensure that they remain appropriate to the Company’s objectives. In addition, the Compensation and Benefits Committee of the Board retains an independent compensation consultant to advise it on compensation matters, particularly those relating to equity-based compensation.

Like all incentives, the use of stock options alone does have limitations. Beginning in 2004, the Company also began to issue Performance Share Units (PSUs) and Restricted Stock Units (RSUs) to executive officers and certain management employees to address some of those limitations. However, the PSUs and RSUs do not represent additional compensation—i.e., the number of options was reduced to account for the value of PSUs and RSUs granted to employees who received them. The Company continues to grant stock options on a selective basis to its broader population. The Company intends to continue monitoring its stock-based compensation program and make appropriate changes, if any.

The proposal would severely limit the Company’s flexibility to design a balanced compensation package in a marketplace where incentives such as stock options are prevalent. Because the Company must compete to attract and retain highly qualified employees, the Board believes the proposal, if implemented, would significantly impede the Company’s ability to achieve important objectives.

The Board of Directors recommends a vote AGAINST this proposal.

6.    STOCKHOLDER PROPOSAL CONCERNING NON-DIRECTOR SHAREHOLDER VOTES

The stockholder listed in the proposal below, owning 9,750 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

6—Adopt Simple Majority Vote

RESOLVED:    Shareholders recommend that our Board of Directors take each step necessary for a simple majority vote to apply on each issue that can be subject to shareholder vote to the greatest extent possible. This proposal is focused on precluding voting requirements higher than approximately 51% wherever practicable.

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968 submitted this proposal.

75% yes-vote

This topic won a 75% yes-vote average at 7 major companies in 2004. The Council of Institutional Investors www.cii.org, with $3 trillion invested by members, formally recommends adoption of this proposal topic.

End Potential Frustration of the Shareholder Majority

Our current rule allows a small minority to frustrate the will of our shareholder majority. For example if 79% vote to improve our corporate governance and only 1% vote no—only 1% could force their will on the overwhelming 79% majority.

This proposal does not address a majority vote requirement in director elections—an issue gaining a groundswell of support as a separate ballot item.

Progress Begins with One Step

It is important to take one forward step in our corporate governance and adopt the above RESOLVED statement since our 2005 governance was not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“D” in Overall Board Effectiveness.

“D” in Shareholder Responsiveness.

“F” in Litigation & Regulatory Problems.

“D” in Accounting.

“D” in Strategic Decision-making.

Overall Governance Risk Assessment = High

•	We had no Independent Chairman and not even a Lead Director—Independent oversight concern.

•	We had to marshal an awesome 80% shareholder vote to make certain key governance improvements— Entrenchment concern.

•	There were 4 potentially conflicted directors on our board—due to non-director business or relationship(s) with our company.

Additionally:

•	5 of our directors each owned only 20 to 1000 shares each—Lack of confidence concern.

•	4 directors were CEOs—Independence concern and over-commitment concern.

•	Our key audit committee had only 6 meetings in a year.

•	Mr. Harrison was rated a “problem director” by The Corporate Library due to his involvement with the New York Stock Exchange board during the tenure of former CEO “Dick” Grasso.

The number of correctable practices above reinforce the reason to take one step forward now and adopt simple majority vote.

Adopt Simple Majority Vote

Yes on 6

Board of Directors’ Statement in Opposition to the Resolution

This proposal, which does not pertain to the election of Directors, calls for the elimination of special provisions in the Company’s Restated Certificate of Incorporation that require more than a simple majority vote for certain actions to be approved. In this regard, it should be noted that while most proposals submitted to a vote of the Company’s stockholders can be adopted by a simple majority vote, in 1984 the Company’s stockholders voted to increase the approval requirement for certain important actions. These actions, which require the approval of at least 80% of the outstanding shares of stock entitled to vote, relate to:

•	Actions to make, alter or repeal the Company’s By-Laws

•	The amendment of the Certificate of Incorporation’s provisions with respect to directors

•	Removal of directors

•	The amendment of the Certificate of Incorporation’s provisions with respect to requirements that stockholder action be taken at a meeting

•	Merger, consolidation, recapitalization or certain other business combinations involving the Company

The Board believes that in adopting these supermajority voting provisions, stockholders intended to preserve and maximize the value of Merck shares for all stockholders by protecting against self-interested actions by one or a few large stockholders, as well as to help ensure that important corporate governance rules are not changed without the clear consensus of a substantial majority of stockholders that such change is prudent and in the best interests of the Company.

The Board has a fiduciary duty under the law to act in a manner it believes to be in the best interests of the Company and its stockholders. The Board believes that in the event of an unfriendly or unsolicited bid from one or a few large stockholders to take over or restructure the Company, these supermajority voting provisions encourage individuals making such unfriendly or unsolicited bids to negotiate with the Board on behalf of stockholders. In addition, they allow the Board to consider alternative proposals that maximize the value of the Company for all stockholders, including large institutional investors as well as smaller institutions and individual stockholders.

The Board believes that without these supermajority voting provisions it may be possible for one or a few large stockholders to replace important corporate governance rules of the Company or to take control of the Company without negotiating with the Board to assure that the best results are achieved for all of the Company’s stockholders.

While the supermajority provision does require a clear mandate by stockholders, it does not represent an insurmountable hurdle. In 2004, stockholders voted to amend the Company’s Restated Certificate of Incorporation to replace the Company’s staggered board with an annual system of electing directors. The requisite vote was obtained the first year that the amendment was voted on by stockholders. This reinforces the Board’s view that supermajority provisions do not serve to nullify stockholder will, but instead help ensure that crucial decisions are supported by the vast majority of stockholders.

The Board of Directors recommends a vote AGAINST this proposal.

7.    STOCKHOLDER PROPOSAL CONCERNING ANIMAL WELFARE POLICY REPORT

The stockholder listed in the proposal below, whose address is c/o Leana Stormont, J.D., 501 Front Street, Norfolk, VA 23510, owning 200 shares of Common Stock of the Company, has given notice that she intends to present for action at the Annual Meeting the following resolution:

This Proposal is submitted by Susan Wandover.

WHEREAS, the Company conducts tests on animals as part of its product research and development; and

WHEREAS, the Company also retains independent laboratories to conduct tests on animals as part of product research and development; and

WHEREAS, abuses in independent laboratories have recently been revealed and disclosed by the media; and

WHEREAS, the Company has a Policy on the Humane Care and Use of Animals in Medical Research (the “Policy”) posted on its website as part of its commitment to Corporate Responsibility; NOW THEREFORE,

BE IT RESOLVED, that the shareholders request that the Board issue a report to shareholders on the feasibility of amending the Company’s Policy to ensure (a) that it extends to all contract laboratories and that it is reviewed with such outside laboratories on a regular basis, and (b) superior standards of care for animals who continue to be used for these purposes, both by the Company itself and by all independently retained laboratories, including provisions to ensure that animals’ psychological, social and behavioral needs are met. Further, the shareholders request that the Board issue an annual report to shareholders on the extent to which in-house and contract laboratories are adhering to this policy, including the implementation of the psychological enrichment measures.

Supporting Statement:

A number of pharmaceutical companies have adopted and prominently published animal welfare policies on their websites relating to the care of animals used in product research and development. The Company, as an industry leader, is commended for its commitment to “the highest standards for humane handling, care and treatment of animals used throughout the company’s laboratories.”1

However, the recent disclosure of atrocities recorded at Covance, Inc. has made the need for a formalized, publicly available animal welfare policy that extends to all outside contractors all the more relevant, indeed urgent. Filmed footage showed primates being subjected to such gross physical abuses and psychological torments that Covance sued to stop PETA Europe from publicizing it. The Honorable Judge Peter Langan, in the United Kingdom, who denied Covance’s petition, stated in his decision that the video was “highly disturbing” and that just two aspects of it, namely the “rough manner in which animals are handled and the bleakness of the surroundings in which they are kept…even to a viewer with no particular interest in animal welfare, at least cry out for explanation.”2

Shareholders cannot monitor what goes on behind the closed doors of the animal testing laboratories, so the Company must. Accordingly, we urge the Board to commit to ensuring that basic animal welfare measures are an integral part of our Company’s corporate stewardship.

We urge shareholders to support this Resolution.

Board of Directors’ Statement in Opposition to the Resolution

The Company’s primary mission is to discover, develop, manufacture and market innovative medicines and vaccines that treat and prevent illness to both humans and animals. Laboratory animal research is indispensable to this mission. We would like to assure the proponents and all of our shareholders that the Company is dedicated to the ethical and responsible treatment of all animals used in the development of medicines and vaccines. The Company publicly provides an animal welfare policy, Our Policy on the Humane Care and Use of Animals in Medical Research, on our web site (www.merck.com). This policy is integral to the culture of Merck worldwide regarding the use of animals in research.

The care and use of laboratory animals in biomedical research is highly regulated. In general, the regulations govern housing, feeding, veterinary care, research project review, as well as internal and external oversight. All but one of the Company’s animal care and use programs in North America are already accredited by an independent organization, Association for Assessment and Accreditation of Laboratory Animal Care (www.aaalac.org), and we are in the process of obtaining accreditation for the remaining North American program that was more recently opened. The Company standards for animal care and use meet or exceed applicable local, national, and international laws and regulations on a global basis.

When and if the Company uses an outside animal research laboratory to support its mission, the Company has policies and procedures in place to manage sourcing. Sourcing strategies may include careful requirement assessment, due diligence reviews, negotiations, monitoring, and legal contracts. The Company requires all vendors to be in compliance with and conform to all applicable laws and regulations. Vendors are also subject to rigorous internal and external inspections and reviews.

Furthermore, the Company is dedicated to the philosophy of replacement, reduction, and refinement (3Rs) for laboratory animal based research. It is our responsibility to use the most appropriate methodology and

[1]	http://www.merck.com/about/cr/policies_performance/social/animals_policy.html

[2]	The case captioned Covance Laboratories Limited v. PETA Europe Limited was filed in the High Court of Justice, Chancery Division, Leeds District Registry, Claim No. 5C-00295. In addition to ruling in PETA’s favor, the Court ordered Covance to pay PETA £50,000 in costs and fees.

to stridently seek alternatives to the use of animals in research. Merck annually presents an Animal Alternative Award to the team of Merck scientists who develops new techniques to support the alternative principle. In 2004, the Company was presented the Bennett J. Cohen Animal Stewardship Award by the American Association for Laboratory Animal Science. This award was created to recognize individuals, organizations, or institutions that have exhibited an extraordinary effort toward advancement of methods that replace or reduce the number of animals used in research, testing or teaching, or for development of programs or procedures that elevate the comfort and well-being of such animals. The Company believes it currently has the mechanisms of oversight in place to assure the humane and the responsible use of animals in research.

The Board of Directors recommends a vote AGAINST this proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company is not aware of any beneficial owner of more than 10 percent of Merck Common Stock.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements applicable to our officers and directors were complied with during the 2005 fiscal year.

Other Matters

The Board of Directors is not aware of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

MERCK & CO., INC.

March 9, 2006

Appendix A

AUDIT COMMITTEE CHARTER

The Committee is comprised solely of independent directors, to serve at the pleasure of the Board.

The Chairperson of the Committee or, if not present, the senior independent Director present shall preside at all meetings of the Committee and provide an oral report to the Board on each meeting. The Committee shall hold a minimum of four meetings annually. The Company shall provide the Committee with adequate staff support and resources to discharge its responsibilities. The Committee may engage independent legal counsel and other advisors as the Committee deems advisable to carry out its responsibilities. The Company shall provide the Committee with full funding to engage the Company’s independent public accountants as well as to retain independent counsel and other advisors for the Committee.

The Committee shall meet privately with the internal auditors and the independent public accountants at least quarterly and whenever else the Committee deems advisable. The Committee shall ensure that the independent public accountants are ultimately accountable to the Committee and the Board. The Committee’s performance shall be evaluated annually by the Committee.

The Controller of the Company is the Secretary of the Committee. Minutes of each meeting will be prepared by the Secretary and submitted to Committee members for approval at the next meeting.

MEMBERSHIP REQUIREMENTS

The Committee must be comprised of at least three directors, each of whom is independent and “financially literate,” and at least one of whom is an “audit committee financial expert,” as such terms are defined in applicable New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) rules and regulations.

Committee members may not simultaneously serve on the audit committee of more than three public companies, including the Company, unless the Board determines that such simultaneous service does not impair efficacy of Board service.

PURPOSE

1.	Assist in the Board oversight of:

•	The integrity of the Company’s financial statements.

•	The Company’s compliance with legal and regulatory requirements.

•	The independent public accountants’ qualifications and independence.

•	The performance of the Company’s internal audit function and the independent public accountants.

•	The accounting and financial reporting processes of the Company and its audits.

2.	Prepare the Audit Committee report for inclusion in the proxy statement as required by the SEC.

DUTIES AND RESPONSIBILITIES

1.	Appoint, evaluate, and retain the Company’s independent public accountants. Maintain direct responsibility for termination, compensation and oversight of the Company’s independent public accountants (including the resolution of disagreements between management and the independent public accountants regarding financial reporting). The Company’s independent public accountants shall report directly to the Committee.

2.	Approve all services provided to the Company by the independent public accountants and review all non-attest services to ensure they are permitted under current law and regulation. Alternatively, establish policies and procedures for the pre-approval of services provided by the independent public accountants in a manner that complies with current federal securities laws and NYSE regulations.

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3.	Oversee the Company’s accounting, financial reporting process, internal controls and audits. Consult with management, the internal auditors and the independent public accountants on matters related to the annual audit plan, audit procedures applied, audit and non-audit fees, status of federal tax returns and related reserves, the published financial statements, the accounting principles applied, and any material changes thereto. Meet with the independent public accountants and internal auditors to discuss the results of their examinations.

4.	Review at least annually a report of the independent public accountants describing their internal control procedures, material issues raised by such review and certain inquiries or investigations by governmental or professional authorities, and all relationships between the independent public accountants and the Company. After reviewing the foregoing report and the independent public accountants’ work, the Committee shall evaluate the independent public accountants’ qualifications, performance and independence, including a review and evaluation of the lead partner of the independent public accountants.

5.	Receive and review any other reports from the independent public accountants that are required under Generally Accepted Auditing Standards, other standards governing the independent public accountants or by the federal securities laws or NYSE.

6.	Discuss the annual audited financial statements and quarterly statements, including Management’s Discussion and Analysis, with management and the independent public accountants.

7.	Discuss with management earnings press releases and financial information and earnings guidance provided to analysts and rating agencies. Review for compliance with regulations governing the use of non-Generally Accepted Accounting Principles financial measures and related disclosure requirements.

8.	Engage independent legal, accounting and other advisors, as the Committee determines necessary to carry out its duties, and obtain appropriate funding from the Company, as determined by the Committee, for compensating such advisors.

9.	Discuss policies with respect to risk assessment and management.

10.	Meet separately with management, internal auditors and independent public accountants on a periodic basis.

11.	Review with the independent public accountants any audit issues and management’s response.

12.	Set clear policies for the Company’s hiring of employees or former employees of the independent public accountants.

13.	Report regularly to the Board of Directors.

14.	Review any significant issues concerning litigation and contingencies with management, counsel and the independent public accountants.

15.	Review the insurance program of the Company and make recommendations to the Board on insurance policy.

16.	Monitor compliance with the Foreign Corrupt Practices Act and the Company’s policies on ethical business practices and report on the same to the Board.

17.	Establish procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and the Audit Committee, regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

18.	Review and reassess the adequacy of the Committee charter annually and make changes as appropriate.

19.	Review and evaluate the performance of the Committee and its members annually.

QUORUM

For the transaction of business at any meeting of the Committee, two members shall constitute a quorum.

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Appendix B

MERCK & CO., INC.

2007 INCENTIVE STOCK PLAN

(Effective May 1, 2006)

1.    Purpose

The 2007 Incentive Stock Plan (the “Plan”), effective May 1, 2006, is established to encourage employees of Merck & Co., Inc. (the “Company”), its subsidiaries, its affiliates and its joint ventures to acquire Common Stock in the Company (“Common Stock”). It is believed that the Plan will serve the interests of the Company and its stockholders because it allows employees to have a greater personal financial interest in the Company through ownership of, or the right to acquire its Common Stock, which in turn will stimulate employees’ efforts on the Company’s behalf, and maintain and strengthen their desire to remain with the Company. It is believed that the Plan also will assist in the recruitment of employees.

2.    Administration

The Plan shall be administered by the Compensation and Benefits Committee of the Board of Directors of the Company (the “Committee”). A Director of the Company may serve on the Committee only if he or she (i) is a “Non-Employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). The Committee shall be responsible for the administration of the Plan including, without limitation, determining which Eligible Employees receive Incentives, the types of Incentives they receive under the Plan, the number of shares covered by Incentives granted under the Plan, and the other terms and conditions of such Incentives. Determinations by the Committee under the Plan including, without limitation, determinations of the Eligible Employees, the form, amount and timing of Incentives, the terms and provisions of Incentives and the writings evidencing Incentives, need not be uniform and may be made selectively among Eligible Employees who receive, or are eligible to receive, Incentives hereunder, whether or not such Eligible Employees are similarly situated.

The Committee shall have the responsibility of construing and interpreting the Plan, including the right to construe disputed or doubtful Plan provisions, and of establishing, amending and construing such rules and regulations as it may deem necessary or desirable for the proper administration of the Plan. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be final, binding and conclusive upon the Company, all Eligible Employees and any person claiming under or through any Eligible Employee.

The Committee, as permitted by applicable state law, may delegate any or all of its power and authority hereunder to the Chief Executive Officer or such other senior member of management as the Committee deems appropriate; provided, however, that the Committee may not delegate its authority with regard to any matter or action affecting an “officer” as such term is defined in Rule 16(a)-1(f) of the Exchange Act (a “Section 16 Officer”) and that no such delegation shall be made in the case of Incentives intended to be qualified under Section 162(m) of the Code.

For the purpose of this section and all subsequent sections, the Plan shall be deemed to include this Plan and any comparable sub-plans established by subsidiaries which, in the aggregate, shall constitute one Plan governed by the terms set forth herein.

3.    Eligibility

(a) Employees.    Regular full-time and part-time employees employed by the Company, its parent, if any, or its subsidiaries, its affiliates and its joint ventures, including officers, whether or not directors of the

Company, and employees of a joint venture partner or affiliate of the Company who provide services to the joint venture with such partner or affiliate (each such person, an “Employee”), shall be eligible to participate in the Plan if designated by the Committee (“Eligible Employees”).

(b) Non-employees.    The term “Employee” shall not include any of the following (collectively, “Excluded Persons”): a director who is not an employee or an officer; a person who is an independent contractor, or agrees or has agreed that he/she is an independent contractor; a person who has any agreement or understanding with the Company, or any of its affiliates or joint venture partners that he/she is not an employee or an Eligible Employee, even if he/she previously had been an employee or Eligible Employee; a person who is employed by a temporary or other employment agency, regardless of the amount of control, supervision or training provided by the Company or its affiliates; or a “leased employee” as defined under Section 414 (n) of the Code. An Excluded Person is not an Eligible Employee and cannot receive Incentives even if a court, agency or other authority rules that he/she is a common-law employee of the Company or its affiliates.

(c) No Right To Continued Employment.    Nothing in the Plan shall interfere with or limit in any way the right of the Company, its parent, its subsidiaries, its affiliates or its joint ventures to terminate the employment of any participant at any time, nor confer upon any participant the right to continue in the employ of the Company, its parent, its subsidiaries, its affiliates or its joint ventures. No Eligible Employee shall have a right to receive an Incentive or any other benefit under this Plan or having been granted an Incentive or other benefit, to receive any additional Incentive or other benefit. Neither the award of an Incentive nor any benefits arising under such Incentives shall constitute an employment contract with the Company, its parent, its subsidiaries, its affiliates or its joint ventures, and accordingly, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Company without giving rise to liability on the part of the Company, its parent, its subsidiaries, its affiliates or its joint ventures for severance. Except as may be otherwise specifically stated in any other employee benefit plan, policy or program, neither any Incentive under this Plan nor any amount realized from any such Incentive shall be treated as compensation for any purposes of calculating an employee’s benefit under any such plan, policy or program.

4.    Term of the Plan

This Plan shall be effective as of May 1, 2006, subject to the approval of the Plan by a majority of the votes cast at the Annual Meeting of stockholders of the Company on or about April 25, 2006. No Incentive shall be granted under the Plan after April 30, 2011 (or such earlier date that the Plan may be terminated by the Board), but the term and exercise of Incentives granted theretofore may extend beyond that date.

5.    Incentives

Incentives under the Plan may be granted in any one or a combination of (a) Incentive Stock Options (“ISOs”), (b) Nonqualified Options (together with ISOs, “Stock Options”), (c) Stock Appreciation Rights, (d) Restricted Stock Grants, (e) Performance Awards, (f) Share Awards and (g) Phantom Stock Awards (collectively, “Incentives”). All Incentives shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Committee. In general, Incentives may not vest, and Stock Options and Stock Appreciation Rights may not be exercisable, earlier than one year from their grant date except in case of an intervening event, such as for example, a change in control of the Company, or the grantee’s death, retirement, termination of the employment caused by the Company, or other event as established by the Committee, or as required by applicable law.

6.    Shares Available for Incentives

(a) Shares Available.    Subject to the provisions of Section 6(c), the maximum number of shares of Common Stock of the Company that may be issued under the Plan is 155 million.

(i) A Stock Option or Stock Appreciation Right shall be counted as one share for purposes of the limit set forth in Section 6(a) at the time of grant. A combination of Tandem SAR and Stock Option,

where the exercise of the Tandem SAR or Stock Option results in the cancellation of the other, shall be counted as one share for purposes of the limit set forth in Section 6(a) at the time of grant.

(ii) A Restricted Stock Grant, Performance Share, Share Award or Phantom Stock Award shall be counted as four shares for purposes of the limit set forth in Section 6(a) at the time of grant.

(iii) Any shares under this Plan or under the 1991, 1996, 2001 or 2004 Incentive Stock Plans that are not purchased or awarded under an Incentive because such Incentive has lapsed, expired, terminated or been canceled may be used for the further grant of Incentives under the Plan.

(iv) Notwithstanding anything to the contrary: (a) shares tendered in payment of the exercise price of a Stock Option shall not be added to the maximum share limitations described above; (b) shares withheld by the Company to satisfy the tax withholding obligation shall not be added to the maximum share limitations described above; and (c) all shares covered by a Stock Appreciation Right, to the extent that it is exercised and whether or not shares of Common Stock are actually upon exercise of the right, shall be considered issued or transferred pursuant to the Plan.

(v) Incentives and similar awards issued by an entity that is merged into or with the Company, acquired by the Company or otherwise involved in a similar corporate transaction with the Company are not considered issued under this Plan. Shares under this Plan may be delivered by the Company from its authorized but unissued shares of Common Stock or from issued and reacquired Common Stock held as treasury stock, or both. In no event shall fractional shares of Common Stock be issued under the Plan.

(b) Limit on an Individual’s Incentives.    In any calendar year, no Eligible Employee may receive (i) with respect to Incentives denominated with respect to shares of Common Stock, Incentives covering more than 3 million shares of the Company’s Common Stock (such number of shares shall be counted as provided in Section 6(a) and shall be adjusted in accordance with Section 6(c)), or (ii) with respect to Incentives denominated in cash, Incentives with a fair market value exceeding that of 3 million shares of Common Stock determined as of the date such Incentive is granted.

(c) Adjustment of Shares.    In the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary cash dividend, combination of shares, merger, consolidation, rights offering, spin off, split off, split up or other event identified by the Committee, the Committee shall make such adjustments, if any, as it may deem appropriate in (i) the number and kind of shares authorized for issuance under the Plan, (ii) the number and kind of shares subject to outstanding Incentives, (iii) the option price of Stock Options and (iv) the grant value of Stock Appreciation Rights. Any such determination shall be final, binding and conclusive on all parties.

7.    Stock Options

The Committee may grant options qualifying as ISOs as defined in Section 422 of the Code, and options other than ISOs (“Nonqualified Options”). Such Stock Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a) Stock Option Price.    The option price per share with respect to each Stock Option shall be determined by the Committee, but shall not be less than 100 percent of the fair market value of the Common Stock on the date the Stock Option is granted, as determined by the Committee.

(b) Period of Stock Option.    The period of each Stock Option shall be fixed by the Committee, provided that the period for all Stock Options shall not exceed ten years from the grant, provided further, however, that, in the event of the death of an Optionee prior to the expiration of a Nonqualified Option, such Nonqualified Option may, if the Committee so determines, be exercisable for up to eleven years from the date of the grant. The Committee may, subsequent to the granting of any Stock Option, extend the term thereof, but in no event shall the extended term exceed ten years from the original grant date.

(c) Exercise of Stock Option and Payment Therefore.    No shares shall be issued until full payment of the option price has been made. The option price may be paid in cash or, if the Committee determines, in shares of Common Stock, a combination of cash and shares of Common Stock, or through a cashless exercise procedure that allows grantees to sell immediately some or all of the shares underlying the exercised portion of the Option in order to generate sufficient cash to pay the option price. If the Committee approves the use of shares of Common Stock as a payment method, the Committee shall establish such conditions as it deems appropriate for the use of Common Stock to exercise a Stock Option. Stock Options awarded under the Plan shall be exercised through such procedure or program as the Committee may establish or define from time to time, which may include a designated broker that must be used in exercising such Stock Options. The Committee may establish rules and procedures to permit an option holder to defer recognition of gain upon the exercise of a Stock Option.

(d) First Exercisable Date.    The Committee shall determine how and when shares covered by a Stock Option may be purchased. The Committee may establish waiting periods, the dates on which Stock Options become exercisable or “vested” and, subject to paragraph (b) of this section, exercise periods. The Committee may accelerate the exercisability of any Stock Option or portion thereof.

(e) Termination of Employment.    Unless determined otherwise by the Committee, upon the termination of a Stock Option grantee’s employment (for any reason other than gross misconduct), Stock Option privileges shall be limited to the shares that were immediately exercisable at the date of such termination. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the termination of a Stock Option grantee’s employment may become exercisable in accordance with a schedule determined by the Committee. Such Stock Option privileges shall expire unless exercised within such period of time after the date of termination of employment as may be established by the Committee, but in no event later than the expiration date of the Stock Option.

(f) Termination Due to Misconduct.    If a Stock Option grantee’s employment is terminated for gross misconduct, as determined by the Company, all rights under the Stock Option shall expire upon the date of such termination.

(g) Limits on ISOs.    Except as may otherwise be permitted by the Code, an Eligible Employee may not receive a grant of ISOs for stock that would have an aggregate fair market value in excess of $100,000 (or such other amount as the Internal Revenue Service may decide from time to time), determined as of the time that the ISO is granted, that would be exercisable for the first time by such person during any calendar year. If any grant is made in excess of the limits provided in the Code, such grant shall automatically become a Nonqualified Option.

(h) No dividend equivalents.    Anything in the Plan to the contrary notwithstanding, no dividends or dividend equivalents may be paid on Stock Options.

8.    Stock Appreciation Rights

The Committee may, in its discretion, grant a right to receive the appreciation in the fair market value of shares of Common Stock (“Stock Appreciation Right”) either singly or in combination with an underlying Stock Option granted hereunder. Such Stock Appreciation Right shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a) Time and Period of Grant.    If a Stock Appreciation Right is granted with respect to an underlying Stock Option (a “Tandem SAR”), it may be granted at the time of the Stock Option grant or at any time thereafter but prior to the expiration of the Stock Option grant. At the time the Tandem SAR is granted the Committee may limit the exercise period for such Stock Appreciation Right, before and after which period no Stock Appreciation Right shall attach to the underlying Stock Option. In no event shall the exercise period for a Tandem SAR exceed the exercise period for such Stock Option. If a Stock Appreciation Right is granted without an underlying Stock Option (a “Stand Alone SAR”), the period for exercise of the Stock Appreciation Right shall be set by the Committee.

(b) Value of Stock Appreciation Right.    The grantee of a Tandem SAR will be entitled to surrender the Stock Option which is then exercisable and receive in exchange therefor an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender is received by the Company in accordance with exercise procedures established by the Company over the Stock Option price (the “Spread”) multiplied by the number of shares covered by the Stock Option which is surrendered. The grantee of a Stand Alone SAR will receive upon exercise of the Stock Appreciation Right an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender such Stand Alone SAR is received by the Company in accordance with exercise procedures established by the Company over the fair market value of the Common Stock on the date of grant multiplied by the number of shares covered by the grant of the Stand Alone SAR. Notwithstanding the foregoing, in its sole discretion the Committee at the time it grants a Stock Appreciation Right may provide that the Spread covered by such Stock Appreciation Right may not exceed a specified amount.

(c) Payment of Stock Appreciation Right.    Payment of a Stock Appreciation Right shall be in the form of shares of Common Stock, cash or any combination of shares and cash. The form of payment upon exercise of such a right shall be determined by the Committee either at the time of grant of the Stock Appreciation Right or at the time of exercise of the Stock Appreciation Right.

(d) No dividend equivalents.    Anything in the Plan to the contrary notwithstanding, no dividends or dividend equivalents may be paid on Stock Appreciation Rights.

9.    Performance Awards

The Committee may grant awards denominated in shares of Common Stock (“Performance Shares”), or denominated in dollars (“Performance Units”) if the performance of the Company or its parent or any subsidiary, division, affiliate or joint venture of the Company selected by the Committee during the Award Period meets certain goals established by the Committee (“Performance Awards”). Performance Awards shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a) Award Period and Performance Goals.    The Committee shall determine and include in a Performance Share Award grant the period of time for which a Performance Share Award is made (“Award Period”). The Committee also shall establish performance objectives (“Performance Goals”) to be met by the Company, its parent, subsidiary, division, affiliate or joint venture of the Company during the Award Period as a condition to payment of the Performance Award. The Performance Goals may include share price, pre-tax profits, earnings per share, return on stockholders’ equity, return on assets, sales, net income, total shareholder return or any combination of the foregoing or, solely for an Award not intended to constitute “performance-based compensation” under Section 162(m) of the Code, any other financial or other measurement established by the Committee. The Performance Goals may include minimum and optimum objectives or a single set of objectives.

(b) Payment of Performance Awards.    The Committee shall establish the method of calculating the amount of payment to be made under a Performance Award if the Performance Goals are met, including the fixing of a maximum payment. After the completion of an Award Period, the performance of the Company, its parent, subsidiary, division, affiliate or joint venture of the Company shall be measured against the Performance Goals, and the Committee shall determine, in accordance with the terms of such Performance Award, whether all, none or any portion of a Performance Award shall be paid. The Committee, in its discretion, may elect to make payment in shares of Common Stock, cash or a combination of shares and cash. Any cash payment shall be based on the fair market value of shares of Common Stock on, or as soon as practicable prior to, the date of payment. The Committee may establish rules and procedures to permit a grantee to defer recognition of income upon the attainment of a Performance Award.

(c) Revision of Performance Goals.    As to any Award not intended to constitute “performance-based compensation” under Section 162(m) of the Code, at any time prior to the end of an Award Period, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur which have a substantial effect on the performance of the Company, its parent, subsidiary, division, affiliate or joint venture of the Company and which, in the judgment of the Committee, make the application of the Performance Goals unfair unless a revision is made.

(d) Requirement of Employment.    A grantee of a Performance Award must remain in the employ of the Company, its parent, subsidiary, affiliate or joint venture until the completion of the Award Period in order to be entitled to payment under the Performance Award; provided that the Committee may, in its discretion, provide for a full or partial payment where such an exception is deemed equitable.

(e) Dividends.    The Committee may, in its discretion, at the time of the granting of a Performance Award, provide that any dividends declared on the Common Stock during the Award Period, and which would have been paid with respect to Performance Shares had they been owned by a grantee, be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and used to increase the number of Performance Shares of the grantee or (iii) not paid or accumulated.

10.    Restricted Stock Grants

The Committee may award actual shares of Common Stock (“Restricted Stock”) or phantom shares of Common Stock (“Restricted Stock Units”) to an Eligible Employee, which shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe (“Restricted Stock Grants”).

(a) Requirement of Employment.    A grantee of a Restricted Stock Grant must remain in the employment of the Company during a period designated by the Committee (“Restricted Period”) in order to receive the shares, cash or combination thereof under the Restricted Stock Grant. If the grantee leaves the employment of the Company prior to the end of the Restricted Period, the Restricted Stock Grant shall terminate and any shares of Common Stock shall be returned immediately to the Company, provided that the Committee may, at the time of the grant, provide for the employment restriction to lapse with respect to a portion or portions of the Restricted Stock Grant at different times during the Restricted Period. The Committee may, in its discretion, also provide for such complete or partial exceptions to the employment restriction as it deems equitable.

(b) Restrictions on Transfer and Legend on Stock Certificates.    During the Restricted Period, the grantee may not sell, assign, transfer, pledge or otherwise dispose of the Restricted Stock Grant, including but not limited to any shares of Common Stock. Any certificate for shares of Common Stock issued hereunder shall contain a legend giving appropriate notice of the restrictions in the grant.

(c) Escrow Agreement.    The Committee may require the grantee to enter into an escrow agreement providing that any certificates representing the Restricted Stock Grant will remain in the physical custody of an escrow holder until all restrictions are removed or expire.

(d) Lapse of Restrictions.    All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the Restricted Period if the conditions as to employment set forth above have been met. The grantee shall then be entitled to have the legend removed from any certificates for Restricted Stock. Restricted Stock Units may be paid in the form of shares of Common Stock, cash or any combination of shares and cash as determined by the Committee. The Committee may establish rules and procedures to permit a grantee to defer recognition of income upon the expiration of the Restricted Period.

(e) Dividends.    The Committee may, in its discretion, at the time of the Restricted Stock Grant, provide that any dividends declared on Common Stock during the Restricted Period or dividend equivalents be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and paid to the grantee only after the expiration of the Restricted Period or (iii) not paid or accumulated.

(f) Performance Goals.    The Committee may designate whether any Restricted Stock Grant is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such Restricted Stock Grant designated to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Goals (as defined in Section 9(a)), to the extent required by Section 162(m).

11.    Other Share-Based Awards

The Committee may grant an award of actual shares of common stock (a “Share Award”) or phantom shares of common stock (a “Phantom Stock Award”) to any Eligible Employee on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Employee or may be in lieu of cash or other compensation to which the Eligible Employee is entitled from the Company.

12.    Transferability

Each ISO granted under the Plan shall not be transferable other than by will or the laws of descent and distribution; each other Incentive granted under the Plan will not be transferable or assignable by the recipient, and may not be made subject to execution, attachment or similar procedures, other than by will or the laws of descent and distribution or as determined by the Committee in accordance with the Exchange Act or any other applicable law or regulation. Notwithstanding the foregoing, the Committee, in its discretion, may adopt rules permitting the transfer, solely as gifts during the grantee’s lifetime, of Stock Options (other than ISOs) to members of a grantee’s immediate family or to trusts, family partnerships or similar entities for the benefit of such immediate family members. For this purpose, immediate family member means the grantee’s spouse, parent, child, stepchild, grandchild and the spouses of such family members. The terms of a Stock Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the grantee.

13.    Discontinuance or Amendment of the Plan

The Board of Directors may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statutes, except that it may not, without the consent of the grantees affected, revoke or alter, in a manner unfavorable to the grantees of any Incentives hereunder, any Incentives then outstanding, nor may the Board amend the Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Exchange Act, or any other requirement of applicable law or regulation. Notwithstanding the foregoing, without consent of affected grantees, Incentives may be amended, revised or revoked when necessary to avoid penalties under Section 409A of the Internal Revenue Code of 1986, as amended. Unless approved by the Company’s stockholders or as otherwise specifically provided under this Plan, no adjustments or reduction of the exercise price of any outstanding Incentives shall be made in the event of a decline in stock price, either by reducing the exercise price of outstanding Incentives or through cancellation of outstanding Incentives in connection with regranting of Incentives at a lower price to the same individual.

14.    No Limitation on Compensation

Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

15.    No Constraint on Corporate Action

Nothing in the Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) except as provided in Section 13, to limit the right or power of the Company, its parent, or any subsidiary, affiliate or joint venture to take any action which such entity deems to be necessary or appropriate.

16.    Withholding Taxes

The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Eligible Employee to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow an Eligible Employee to pay the amount of taxes required by law to be withheld from an Incentive by withholding from any payment of Common Stock due as a result of such Incentive, or by permitting the Eligible Employee to deliver to the Company, shares of Common Stock having a fair market value, as determined by the Committee, equal to the amount of such required withholding taxes.

17.    Compliance with Section 16

With respect to Eligible Employees who are Section 16 Officers, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent that compliance with any Plan provision applicable solely to the Section 16 Officers is not required in order to bring a transaction by such Section 16 Officer into compliance with Rule 16b-3, it shall be deemed null and void as to such transaction, to the extent permitted by law and deemed advisable by the Committee and its delegees. To the extent any provision of the Plan or action by the Plan administrators involving such Section 16 Officers is deemed not to comply with an applicable condition of Rule 16b-3, it shall be deemed null and void as to such Section 16 Officers, to the extent permitted by law and deemed advisable by the Plan administrators.

18.    Use of Proceeds

Any proceeds received by the Company under the Plan shall be added to the general funds of the Company and shall be used for such corporate purposes as the Board of Directors shall direct.

19.    Governing Law

The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of laws.

20.    Offset and Suspension of Exercise

Anything to the contrary in the Plan notwithstanding, the Plan administrators may (i) offset any Incentive by amounts reasonably believed to be owed to the Company by the grantee and (ii) disallow an Incentive to be exercised or otherwise payable during a time when the Company is investigating reasonably reliable allegations of gross misconduct by the grantee.

21.    Effect of a Change in Control.

(a) Options.

1. Vesting of Options Other Than Key R&D Options. Upon the occurrence of a Change in Control, each Stock Option which is outstanding immediately prior to the Change in Control, other than the Key R&D Options, shall immediately become fully vested and exercisable.

2. Vesting of Key R&D Options.

(i) Subject to Section 21(a)(2)(ii), upon the occurrence of a Change in Control, each Key R&D Option shall continue to be subject to the performance-based vesting schedule applicable thereto immediately prior to the Change in Control.

(ii) Notwithstanding Section 21(a)(2)(i), if the Stock Options do not continue to be outstanding following the Change in Control or are not exchanged for or converted into options to purchase securities of a successor entity (“Successor Options”), then, upon the occurrence of a Change in Control, all or a portion of each Key R&D Option shall immediately vest and become exercisable in the following percentages: (A) if such Key R&D Option’s first milestone has not been reached before the date of the Change in Control, 14% of the then-unvested portion of the Key R&D Option shall vest and become exercisable and the remainder shall be forfeited; (B) if only such Key R&D Option’s first milestone has been reached before the date of the Change in Control, 42% of the then-unvested portion of the Key R&D Option shall vest and become exercisable and the remainder shall be forfeited; and (C) if such Key R&D Option’s first and second milestones have been reached before the date of the Change in Control, 100% of the then-unvested portion of the Key R&D Option shall vest and become exercisable.

3. Post-Termination Exercise Period. If Stock Options continue to be outstanding following the Change in Control or are exchanged for or converted into Successor Options, then the portion of such Stock Options or such Successor Options, as applicable, that is vested and exercisable immediately following the termination of employment of the holder thereof after the Change in Control shall remain exercisable following such termination for five years from the date of such termination (but not beyond the remainder of the term thereof) (provided, however, that, if such termination is by reason of gross misconduct, death or retirement (as these terms are applied to awards granted under the Plan), then those provisions of the Plan that are applicable to a termination by reason of gross misconduct, death or retirement shall apply to such termination).

4. Cashout of Stock Options. If the Stock Options do not continue to be outstanding following the Change in Control and are not exchanged for or converted into Successor Options, each holder of a vested and exercisable option shall be entitled to receive, as soon as practicable following the Change in Control, for each share of Common Stock subject to a vested and exercisable option, an amount of cash determined by the Committee prior to the Change in Control but in no event less than the excess of the Change in Control Price over the exercise price thereof (subject to any existing deferral elections then in effect). If the consideration to be paid in a Change in Control is not entirely shares of common stock of an acquiring or resulting corporation, then the Committee may, prior to the Change in Control, provide for the cancellation of outstanding Stock Options at the time of the Change in Control in whole or in part for cash pursuant to this Section 21(a)(4) or may provide for the exchange or conversion of outstanding Stock Options at the time of the Change in Control in whole or in part, and, in connection with any such provision, may (but shall not be obligated to) permit holders of Stock Options to make such elections related thereto as it determines are appropriate.

(b) Restricted Stock Grants and Performance Share Awards.

1. Vesting of Restricted Stock Grants. Upon the occurrence of a Change in Control, each unvested Restricted Stock Grant which is outstanding immediately prior to the Change in Control under the Plan shall immediately become fully vested.

2. Vesting of Performance Award. Upon the occurrence of a Change in Control, each unvested Performance Award which is outstanding immediately prior to the Change in Control under the Plan shall immediately become vested in an amount equal to the PSU Pro Rata Amount.

3. Settlement of Restricted Stock Grants and Performance Awards.

(i) If the Common Stock continues to be widely held and freely tradeable following the Change in Control or is exchanged for or converted into securities of a successor entity that are widely held and freely tradeable, then the vested Incentives shall be paid in shares of Common Stock or such other securities as soon as practicable after the date of the Change in Control, or in the form of cash with respect to Performance Units (subject to any existing deferral elections then in effect).

(ii) If the Common Stock does not continue to be widely held and freely tradeable following the Change in Control and is not exchanged for or converted into securities of a successor entity that are widely held and freely tradeable, then the vested Incentives shall be paid in cash as soon as practicable after the date of the Change in Control (subject to any existing deferral elections then in effect).

(c) Other Provisions.

1. Except to the extent required by applicable law, for the entirety of the Protection Period, the material terms of the Plan shall not be modified in any manner that is materially adverse to the Qualifying Participants (it being understood that this Section 21(c) shall not require that any specific type or levels of equity awards be granted to Qualifying Participants following the Change in Control).

2. During the Protection Period, the Plan may not be amended or modified to reduce or eliminate the protections set forth in Section 21(c)(1) and may not be terminated.

3. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by a Qualifying Participant if the Qualifying Participant prevails on his or her claim for relief in an action (x) by the Qualifying Participant claiming that the provisions of Section 21(c)(1) or 21(c)(2) of the Plan have been violated (but, for avoidance of doubt, excluding claims for plan benefits in the ordinary course) and (y) if applicable, by the Company or the Qualifying Participant’s employer to enforce post-termination covenants against the Qualifying Participant.

(d) Definitions.    For purposes of this Section 21, the following terms shall have the following meanings:

1. “Change in Control” shall have the meaning set forth in the Company’s Change in Control Separation Benefits Plan; provided, however, that, as to any award under the Plan that consists of deferred compensation subject to Section 409A of the Code, the definition of “Change in Control” shall be deemed modified to the extent necessary to comply with Section 409A of the Code.

2. “Change in Control Price” shall mean, with respect to a share of Common Stock, the higher of (A) the highest reported sales price, regular way, of such share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on the NASDAQ National Market during the ten-day period prior to and including the date of a Change in Control and (B) if the Change in Control is the result of a tender or exchange offer, merger, or other, similar corporate transaction, the highest price per such share paid in such tender or exchange offer, merger or other, similar corporate transaction; provided that, to the extent all or part of the consideration paid in any such transaction consists of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined by the Committee.

3. “Key R&D Options” shall mean those performance-based options granted to employees under the Key Research and Development Program described in the applicable Schedule to the Rules and Regulations for the Plan.

4. “Protection Period” shall mean the period beginning on the date of the Change in Control and ending on the second anniversary of the date of the Change in Control.

5. “PSU Pro Rata Amount” shall mean for each Performance Award, the amount determined by the Committee when it grants Performance Awards.

6. “Qualifying Participants” shall mean those individuals who participate in the Plan (whether as current or former employees) as of immediately prior to the Change in Control.

Appendix C

MERCK & CO., INC.

2006 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

The 2006 Non-Employee Directors Stock Option Plan (the “Plan”) is established to attract, retain and compensate for service as members of the Board of Directors of Merck & Co., Inc. (the “Company” or “Merck”) highly qualified individuals who are not current or former employees of the Company and to enable them to increase their ownership in the Company’s Common Stock. The Plan will be beneficial to the Company and its stockholders since it will allow these Directors to have a greater personal financial stake in the Company through the ownership of Company stock, in addition to underscoring their common interest with stockholders in increasing the value of the Company stock longer term.

1.	Eligibility

All members of the Company’s Board of Directors who are not current or former employees of the Company or any of its subsidiaries (“Non-Employee Directors”) shall participate in this Plan.

2.	Awards

Only nonqualified stock options to purchase shares of Merck Common Stock (“NQSOs”) and Restricted Stock Grants (collectively, “Incentives”) may be granted under this Plan.

3.	Shares Available

a) Number of Shares Available: There is hereby reserved for issuance under this Plan 1 million shares of Merck Common Stock, par value $0.01 per share, which may be authorized but unissued shares, treasury shares, or shares purchased on the open market.

b) Recapitalization Adjustment: In the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary cash dividend, combination of shares, merger, consolidation, rights offering or other similar change in the capital structure or shares of the Company, adjustments in the number and kind of shares authorized by this Plan, in the number and kind of shares covered by Incentives, and in the option price of outstanding NQSOs under, this Plan shall be made if, and in the same manner as, such adjustments are made to incentives issued under the Company’s then current Incentive Stock Plan subject to any required action by the Board of Directors or the stockholders of the Company and compliance with applicable securities laws.

4.	Annual Grant of Nonqualified Stock Options

Each year on the first Friday following the Company’s Annual Meeting of Stockholders, each individual elected, reelected or continuing as a Non-Employee Director shall automatically receive an NQSO to purchase 5,000 shares of Merck Common Stock or such other amount as may be determined by the Board from time to time. Notwithstanding the foregoing, if, on that first Friday, the General Counsel of the Company determines, in her/his sole discretion, that the Company is in possession of material, undisclosed information about the Company, then the annual grant of NQSOs to Non-Employee Directors shall be suspended until the second business day after public dissemination of such information and the price, exercisability date and option period shall then be determined by reference to such later date. If Merck Common Stock is not traded on the New York Stock Exchange on any date a grant would otherwise be awarded, then the grant shall be made the next day thereafter that Merck Common Stock is so traded.

5.	Option Price

The price of the NQSO shall be the average of the high and low prices of Merck Common Stock on the date of the grant as quoted on the New York Stock Exchange, rounded up or down to the nearest 1/100 of a cent ($0.0001).

6.	Option Period

An NQSO granted under this Plan shall become exercisable at 12:01 a.m. in three equal installments (subject to rounding) on each of the first, second and third anniversaries of the date of grant and shall expire at 11:59 p.m. on the day before the tenth anniversary thereof (“Option Period”). As used in this Plan, all times shall mean the time for New York, NY.

7.	Payment

The NQSO price and any required tax withholding, if any, shall be paid in cash in U.S. dollars at the time the NQSO is exercised or in such other manner as permitted for option exercises under the Company’s Incentive Stock Plan (the “ISP”) applicable to “officers” (as defined in Rule 16a-1 of the Securities Exchange Act of 1934 (the “Exchange Act”)) of Merck and its affiliates. If the Compensation and Benefits Committee of the Board of Directors of the Company approves the use of previously owned shares of Common Stock for any portion of the exercise price for NQSOs granted under the ISP, then that same provision also shall apply to this Plan. The NQSOs shall be exercised through the Company’s broker-assisted stock option exercise program, provided such program is available at the time of the option exercise, or by such other means as in effect from time to time for the ISP.

8.	Cessation of Service

Upon cessation of service as a Non-Employee Director (for reasons other than Retirement or death), only those NQSOs immediately exercisable at the date of cessation of service shall be exercisable by the grantee. Such NQSOs must be exercised by 11:59 p.m. on the day before the same day of the third month after such cessation of service (but in no event after the expiration of the Option Period) or they shall be forfeited. For example, if service ends on January 12 and this section applies, the NQSOs would expire no later than 11:59 p.m. on April 11. All other NQSOs shall expire at 11:59 p.m. on the day of such cessation of service.

9.	Retirement

If a grantee ceases service as a Non-Employee Director and is then at least age 65 with ten or more years of service or age 70 with five or more years of service (such cessation of service is a “Retirement” and begins on the first day after service ends), then any of his/her outstanding NQSOs shall continue to become exercisable as if service had continued. All outstanding NQSOs must be exercised by the expiration of the Option Period, or such NQSOs shall be forfeited. Notwithstanding the foregoing, if a grantee dies before the NQSOs are forfeited, Section 10 shall control.

10.	Death

Upon the death of a grantee, all unvested NQSOs shall become immediately exercisable. The NQSOs which become exercisable upon the date of death and those NQSOs which were exercisable on the date of death may be exercised by the grantee’s legal representatives or heirs by the earlier of (i) 11:59 p.m. on the day before the third anniversary of the date of death (ii) the expiration of the Option Period; if not exercised by the earlier of (i) or (ii), such NQSOs shall be forfeited. Notwithstanding the foregoing, if local law applicable to a deceased grantee requires a longer or shorter exercise period, these provisions shall comply with that law.

11.	Restricted Stock Grant

The Board may award actual shares of Common Stock (“Restricted Stock”) or phantom shares of Common Stock (“Restricted Stock Units”) to a Non-Employee Director, which shares shall be subject to the terms and conditions and as the Board may prescribe from time to time.

12.	Administration and Amendment of the Plan

This Plan shall be administered by the Board of Directors of Merck. The Board may delegate to any person or group, who may further so delegate, the Board’s powers and obligations hereunder as they relate to day to day administration of the exercise process. This Plan may be terminated or amended by the Board of Directors as it deems advisable. However, an amendment revising the price, date of exercisability, option period of, or amount of shares under an NQSO shall not be made more frequently than every six months unless necessary to comply with applicable laws or regulations. Unless approved by the Company’s stockholders, no adjustments or reduction of the exercise price of any outstanding NQSO shall be made directly or by cancellation of outstanding NQSOs and the subsequent regranting of NQSOs at a lower price to the same individual. No amendment may revoke or alter in a manner unfavorable to the grantees any Incentives then outstanding, nor may the Board amend this Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Exchange Act or any other requirement of applicable law or regulation. An Incentive may not be granted under this Plan after December 31, 2015 but NQSOs granted prior to that date shall continue to become exercisable and may be exercised, and Restricted Stock Grants shall continue to vest, according to their terms.

13.	Transferability

Except as set forth in this section, the NQSOs granted under this Plan shall not be exercisable during the grantee’s lifetime by anyone other than the grantee, the grantee’s legal guardian or the grantee’s legal representative, and shall not be transferable other than by will or by the laws of descent and distribution. Incentives granted under this Plan shall be transferable during a grantee’s lifetime only in accordance with the following provisions.

The grantee may only transfer an NQSO while serving as a Non-Employee Director of the Company or within one year of ceasing service as a Non-Employee Director due to Retirement as defined in Section 9.

The NQSO may be transferred only to the grantee’s spouse, children (including adopted children and stepchildren) and grandchildren (collectively, “Family Members”), to one or more trusts for the benefit of Family Members or, at the discretion of the Board of Directors, to one or more partnerships where the grantee and his Family Members are the only partners, in accordance with the rules set forth in this section. The grantee shall not receive any payment or other consideration for such transfer (except that if the transfer is to a partnership, the grantee shall be permitted to receive an interest in the partnership in consideration for the transfer).

Any NQSO transferred in accordance with this section shall continue to be subject to the same terms and conditions in the hands of the transferee as were applicable to such NQSO prior to the transfer, except that the grantee’s right to transfer such NQSO in accordance with this section shall not apply to the transferee. However, if the transferee is a natural person, upon the transferee’s death, the NQSO privileges may be exercised by the legal representatives or beneficiaries of the transferee within the exercise periods otherwise applicable to the NQSO.

Any purported transfer of an NQSO under this section shall not be effective unless, prior to such transfer, the grantee has (1) met the minimum stock ownership target then in place for Directors of the Company, (2) notified the Company of the transferee’s name and address, the number of shares under the Option to be transferred, and the grant date and exercise price of such shares, and (3) demonstrated, if requested by the Board of Directors, that the proposed transferee qualifies as a permitted transferee under the rules set forth in this section. In addition, the transferee must sign an agreement that he or she is bound by the rules and regulations of the Plan and by the same insider trading restrictions that apply to the grantee and provide any additional documents requested by the Company in order to effect the transfer. No transfer shall be effective unless the Company has in effect a registration statement filed under the Securities Act of 1933 covering the securities to be acquired by the transferee upon exercise of the NQSO, or the General Counsel of Merck has determined that registration of such shares is not necessary.

14.	Compliance with SEC Regulations

It is the Company’s intent that the Plan comply in all respects with Rule 16b-3 of the Exchange Act, and any regulations promulgated thereunder. If any provision of this Plan is later found not to be in compliance with the Rule, the provision shall be deemed null and void. All grants and exercises of NQSOs under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act, as amended, and any regulations promulgated thereunder.

15.	Miscellaneous

Except as provided in this Plan, no Non-Employee Director shall have any claim or right to be granted an NQSO under this Plan. Neither the Plan nor any action thereunder shall be construed as giving any director any right to be retained in the service of the Company.

16.	Effective Date

This Plan shall be effective April 25, 2006 or such later date as stockholder approval is obtained.

17.	No Constraint on Corporate Action

Nothing in this Plan shall be construed (i) to limit or impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, liquidate, sell or transfer all or any part of its business or assets, or (ii) except as provided in Section 12, to limit the right or power of the Company or any subsidiary to take any action which such entity deems to be necessary or appropriate.

18.	Governing Law

This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey.

VOTE BY INTERNET - www.proxyvote.com

MERCK & CO., INC. ONE MERCK DRIVE P.O. BOX 100 WHITEHOUSE STATION, NJ 08889	Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 24, 2006. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 24, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to MERCK & CO., INC., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MERCK1	KEEP THIS PORTION FOR YOUR RECORDS
– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERCK & CO., INC.

The Board of Directors recommends a vote FOR Items 1 through 4.
1. Election of Directors – The Board of Directors recommends a vote FOR the Nominees listed below:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.

01) Richard T. Clark	07) Rochelle B. Lazarus	☐	☐	☐	___________________________
02) Lawrence A. Bossidy	08) Thomas E. Shenk
03) William G. Bowen	09) Anne M. Tatlock
04) Johnnetta B. Cole	10) Samuel O. Thier
05) William B. Harrison, Jr.	11) Wendell P. Weeks
06) William N. Kelley	12) Peter C. Wendell
The Board of Directors recommends a vote AGAINST Items 5 through 7.

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of the Company’s independent registered public accounting firm for 2006	☐	☐	☐	5. Stockholder Proposal Concerning Stock Option Awards	☐	☐	☐

3. Proposal to adopt the 2007 Incentive Stock Plan	☐	☐	☐	6. Stockholder Proposal Concerning Non-Director Shareholder Votes	☐	☐	☐

4. Proposal to adopt the 2006 Non-Employee Directors Stock Option Plan	☐	☐	☐	7. Stockholder Proposal Concerning an Animal Welfare Policy Report	☐	☐	☐

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.			☐	Please indicate if you wish to view Proxy Statement and Annual Report electronically via the Internet rather than receiving a hard copy. You will continue to receive a Proxy Card for voting purposes only.	Yes ☐	No ☐

				Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

ADMISSION TICKET

Annual Meeting of Stockholders

Tuesday, April 25, 2006, at 2:00 p.m.

Edward Nash Theatre, Raritan Valley Community College

Route 28 and Lamington Road, North Branch, New Jersey

Follow Raritan Valley Community College signs at Exit 26 on Interstate 78 and on Route 22 in North Branch. Enter Raritan Valley Community College at Lamington Road entrance. Proceed to Parking Lot 5, which is reserved for Merck stockholders. A continuous shuttle bus service from the parking lot to the Theatre will be available.

This ticket admits the named Stockholder(s) and one guest. – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RICHARD T. CLARK, KENNETH C. FRAZIER and CELIA A. COLBERT as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote ALL of the stock of MERCK & CO., INC. standing in the name of the undersigned at the ANNUAL MEETING OF STOCKHOLDERS to be held on April 25, 2006, and at all adjournments thereof, upon the matters set forth on the reverse side, as designated (including the power to vote cumulatively in the election of directors), and upon such other matters as may properly come before the meeting. This card also provides voting instructions for shares held for the account of the undersigned in the Merck Stock Investment Plan, as described in the Proxy Statement. Any prior proxy or voting instructions are hereby revoked.

The shares represented by this proxy will be voted as directed by the stockholder. If no specification is made, the shares will be voted FOR Items 1 through 4 and AGAINST Items 5 through 7.

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE IN THE SAME MANNER AS IF YOU VOTED YOUR PROXY CARD EXCEPT FOR THE CUMULATIVE VOTING FEATURE APPLICABLE TO THE ELECTION OF DIRECTORS, WHICH IS ONLY AVAILABLE BY VOTING THE PROXY CARD. THE TELEPHONE AND INTERNET VOTING FACILITIES WILL CLOSE AT 11:59 P.M. ON APRIL 24, 2006.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Please complete, sign, date and return the Proxy Card promptly using the enclosed envelope.

(Continued, and to be signed and dated on the reverse side.)